UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.    )

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PROXY STATEMENT

AND NOTICE OF **ANNUAL MEETING OF SHAREHOLDERS**

2023

welltower®

Kenneth J. Bacon Chair April 12, 2023

Message from

our Chair

Dear Shareholders:

You are cordially invited to attend Welltower’s Annual Meeting of Shareholders, which will be held at 10:00 a.m. Eastern Time on May 23, 2023, in a virtual format, at www.virtualshareholdermeeting.com/WELL2023. Details regarding access to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

2022 marked a year of beginning to view the world and our industry through a post-COVID lens. The green shoots of a recovery have taken root and we are extremely encouraged by the long-term fundamentals of our business. The combination of our outstanding access to capital, highly disciplined investment approach, strong balance sheet and the corporate-wide initiative to drive operating platform optimization has Welltower positioned to drive strong internal and external growth for years to come. It is my distinct honor to work alongside my fellow board members and an extraordinarily talented management team as we continue to prioritize together year-over-year improvements in our sustainability profile with a holistic and transparent commitment to ESG excellence. The state of our company is strong as we are continuously and innovatively reinventing the role that infrastructure can play in the delivery of wellness to an aging population. With our industry-leading seniors housing portfolio, combined with our nearly 24 million square feet of medical office space and the continued development of wellness housing, we have built the world’s largest health and wellness real estate platform based on the belief that health and wellness can be directly impacted by where people live and age.

On behalf of everyone at Welltower, I thank you for your ongoing interest and investment in Welltower Inc.

Sincerely,

Kenneth J. Bacon

Chair of the Board

“The state of our company is strong as we are continuously and innovatively reinventing the role that infrastructure can play in the delivery of wellness to an aging population.”

Notice of Virtual Annual Meeting of Shareholders	May 23, 2023

10:00 a.m. Eastern Time

TO THE SHAREHOLDERS OF WELLTOWER INC.:

The Annual Meeting of Shareholders of Welltower Inc. (the “Annual Meeting”) will be held on May 23, 2023, at 10:00 a.m. Eastern Time in a virtual format, at www.virtualshareholdermeeting.com/WELL2023, for the purpose of considering and acting upon each item described below and transacting any other business that properly comes before the meeting:

1.

The election of ten director nominees named in the Proxy Statement accompanying this notice to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP (“EY”) as Welltower’s independent registered public accounting firm for the year ending December 31, 2023;

3.	The approval, on an advisory basis, of the compensation of our named executive officers; and

4.	An advisory vote on the frequency of future advisory votes on executive compensation.

The Board of Directors of Welltower Inc. unanimously recommends that you vote FOR each of Proposals 1, 2, and 3 and 1 YEAR on Proposal 4. Shareholders of record at the close of business on April 3, 2023 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting appears in the Proxy Statement accompanying this notice.

HOW TO VOTE IN ADVANCE OF THE VIRTUAL ANNUAL MEETING

BY INTERNET	BY PHONE	BY MAIL

Visit www.proxyvote.com	Dial 1-800-690-6903	Sign, date and return your proxy card or voting instruction form	Scan this QR code to view digital versions of Welltower’s Proxy Statement and 2022 Annual Report

We have endeavored to provide shareholders attending the Annual Meeting with the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Annual Meeting online, vote, and view the list of registered shareholders, all by visiting www.virtualshareholdermeeting.com/WELL2023. Shareholders of record can access the meeting website using the 16-digit control number included on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”). Beneficial owners should review the proxy materials and their voting instruction form or Notice for information on how to vote in advance of, and how to participate in, the Annual Meeting. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 9:30 a.m. Eastern Time on May 23, 2023.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 23, 2023:

The Notice of Internet Availability of Proxy Materials, the Notice
of Annual Meeting of Shareholders and Proxy Statement and
Welltower’s Annual Report on Form 10-K for the year ended
December 31, 2022 are available on the Internet free of charge at www.welltower.com/proxy.

BY ORDER OF THE BOARD OF DIRECTORS Matthew G. McQueen Executive Vice President - General Counsel & Corporate Secretary Toledo, Ohio April 12, 2023

In this Proxy Statement, the terms “Welltower,” “we,” and “our” refer to Welltower Inc. This Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated into this Proxy Statement by reference.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental and social goals, commitments, and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

The approximate date on which these materials will be first made available or sent to shareholders is April 12, 2023.

WELLTOWER • 2023 Proxy Statement        3

Proxy Statement Summary

This summary highlights our selected business results, executive compensation, ESG and corporate governance information described in more detail in this Proxy Statement. We encourage you to read the entire Proxy Statement before voting.

2022 BUSINESS HIGHLIGHTS

Welltower Inc. (NYSE: WELL), a real estate investment trust (“REIT”), is an S&P 500 company headquartered in Toledo, Ohio, that is driving the transformation of health care infrastructure. We invest with leading seniors housing operators, post-acute providers and health systems to fund the real estate and infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. We own interests in properties concentrated in high-growth markets in the United States, Canada and the United Kingdom, including seniors housing, wellness housing, outpatient medical properties, and post-acute communities. As of December 31, 2022, we owned or invested in nearly 2,000 properties across our business lines and regions.

2022 Highlights

1,965 PROPERTIES		$4.1B PRO RATA GROSS INVESTMENTS
BBB+/Baa1 INVESTMENT GRADE BALANCE SHEET		3.7% DIVIDEND YIELD (as of 12/31/2022)

2017-2022 Share Price Performance

Portfolio

•	Posted same store seniors housing operating (“SHO”) portfolio net operating income (“NOI”) growth of 19.9%(1).

•

Achieved SHO portfolio revenue per occupied room (“REVPOR”) growth in 2022 of 5.5%(1), the highest level in Welltower’s history, reflecting strong pricing power resulting from our portfolio’s premier locations, product and operator base.

•	Maintained outpatient medical portfolio same store occupancy of nearly 95% throughout the year.

•	Completed $4.1 billion of pro rata gross investments across all segments during 2022, which are expected to create significant shareholder value in the coming years.

•

Formed new long-term growth relationships with best-in-class developers, operators and investors, including a strategic partnership with Reuben Brothers, a highly sophisticated global investor, through its investment in Avery Healthcare. This long-term partnership is expected to meaningfully contribute to future capital deployment opportunities.

•

Announced the formation of a joint venture with Integra Healthcare Properties and the transition of operations for the skilled nursing assets previously operated by ProMedica to best-in-class regional operators.

(1)	Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

4        WELLTOWER • 2023 Proxy Statement

Proxy Statement Summary 2022 Business Highlights

Balance Sheet

•	As of December 31, 2022, we had $722 million of cash and cash equivalents and restricted cash and $4.0 billion of available borrowing capacity under our unsecured revolving credit facility.

•	Substantially de-leveraged the balance sheet, with net debt to Adjusted EBITDA declining to 6.31x(1) as of December 31, 2022 from 6.95x(1) as of December 31, 2021.

•	Issued a $550 million green bond with a coupon of 3.85% and maturity in 2032, representing Welltower’s second green bond issuance.

•

Closed on an amended $5.2 billion unsecured credit facility with improved pricing across our term loans. The credit facility includes $4.0 billion of revolving credit capacity at a borrowing rate of 77.5 basis points over the adjusted Secured Overnight Financing Rate (“SOFR”) rate, $1.0 billion of USD term loan capacity at a borrowing rate of 85.0 basis points over the adjusted SOFR rate and $250 million CAD term loan capacity at 85.0 basis points over the Canadian Dollar Offered Rate.

•	Efficiently issued 43.1 million shares of common stock under the At-the-Market program, generating gross proceeds of approximately $3.7 billion.

•	Moody’s Investors Services and S&P Global Ratings affirmed Welltower’s issuer credit ratings as Baa1 and BBB+, respectively.

Corporate

•	Full-year general and administrative expenses of $150 million, representing approximately 0.31% of Welltower’s enterprise value, which is the lowest ratio among our healthcare REIT peers.

•	Paid cash dividends of $2.44 per share, with the dividend paid in March 2023 representing Welltower’s 206th consecutive dividend.

•	Added 48 new employees in 2022, with a focus on Asset Management, Data Analytics, Investments and Development, representing a greater than 10% expansion in the Welltower team.

Diversity

•	Nine of our ten director nominees are women or racially/ethnically diverse. Our independent Chair of the Board is also a racially/ethnically diverse director.

•	Four of our five Board committees are chaired by women or racially/ethnically diverse directors.

•	Three of our five named executive officers are racially/ethnically diverse.

Environmental, Social and Governance Leadership Recognition

•	Recognized by CDP at the Management band level with a score of “B” for taking coordinated action on climate issues.

•	Raised MSCI ESG rating from AA to AAA.

•	Listed in the FTSE4Good Index since 2012.

•

Recognized by the U.S. Environmental Protection Agency (“EPA”) and U.S. Department of Energy as an ENERGY STAR Partner of the Year for the fourth consecutive year and maintained the level of Sustained Excellence, the EPA’s highest recognition within the ENERGY STAR program.

•	Named to the Bloomberg Gender-Equality Index (“GEI”) for the fourth consecutive year.

•	Maintained Prime status under the ISS-ESG Corporate rating for the fourth consecutive year.

•	Improved GRESB score and maintained GRESB Green Star status.

•	Named by S&P Global in the 2022 edition of The Sustainability Yearbook.

•

Recognized by Labrador as a 2022 Transparency Award winner in the real estate industry for our clear and concise disclosure of relevant information to stakeholders in our annual proxy statement, Form 10-K, and investor relations website.

•	Named in top 30% of Newsweek’s America’s Most Responsible Companies list for the fourth consecutive year.

•	Named to Sustainalytics 2022 Top-Rated ESG Companies list.

(1)	Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

WELLTOWER • 2023 Proxy Statement        5

Proxy Statement Summary 2022 Business Highlights

Executive Compensation Overview

The Compensation Committee oversees Welltower’s compensation practices so that the compensation program is in line with the market, is responsive to shareholder concerns, and considers best compensation practices while ensuring we attract and retain high caliber executive officers and other key employees. The Compensation Committee developed Welltower’s Compensation Principles and Philosophy and Objectives that are described in more detail on pages 35 through 37.

HUMAN CAPITAL

Throughout 2022, we continued our commitment to the success of our employees by maintaining numerous programs designed to attract, develop, and retain future leaders. Among other benefits, we offer competitive compensation programs; parental, caregiver, and wellness leave; and technology to help our employees stay engaged while working remotely. We are committed to fostering a diverse and inclusive environment that gives every employee the opportunity to develop and advance, and we believe this starts at the top.

WELLTOWER’S BOARD OF DIRECTORS

Name	Age	Primary occupation	Independent	Director since	Committees

Kenneth J. Bacon Chair since 2020	68	Co-founder and managing partner of RailField Realty Partners		2016	• Executive(C)

Karen B. DeSalvo	57	Chief Health Officer of Google		2018	• Investment • Nom/Gov

Philip L. Hawkins	67	Executive Chairman of Link Logistics Real Estate		2020	• Compensation(C) • Executive • Investment

Dennis G. Lopez	68	Chief Executive Officer of QuadReal Property Group Ltd.		2021	• Compensation • Investment

Shankh Mitra	42	Chief Executive Officer of Welltower		2020	• Executive

Ade J. Patton	44	Executive Vice President and Chief Financial Officer of HBO/HBO Max/Global DTC at WarnerMedia, LLC (WBD)		2021	• Audit • Nom/Gov

Diana W. Reid	67	Former Executive Vice President of The PNC Financial Services Group, Inc.		2020	• Audit • Executive • Nom/Gov(C)

Sergio D. Rivera	60	Former Chief Executive Officer of SeaWorld Entertainment, Inc.		2014	• Audit • Executive • Investment(C)

Johnese M. Spisso	62	President of UCLA Health, Chief Executive Officer of the UCLA Hospital System, and Associate Vice Chancellor of UCLA Health Sciences		2018	• Compensation • Nom/Gov

Kathryn M. Sullivan	67	Former Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets		2019	• Audit(C) • Compensation • Executive

(C) Chair

6        WELLTOWER • 2023 Proxy Statement

Proxy Statement Summary Welltower’s Board of Directors

We believe diversity helps the Board better oversee our management and provide strategic advice. Our Corporate Governance Guidelines provide that the Nominating/Corporate Governance Committee should consider diversity in terms of (i) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion; (ii) educational background; and (iii) age, race, gender, sexual orientation, geography, ethnicity, and national origin. The current composition of our Board reflects those efforts and the importance of diversity to the Board. The Board assesses its effectiveness in this regard as part of its annual Board and committee self-evaluation process.

In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of Welltower. Therefore, we aim to maintain an appropriate balance of tenure across our directors.

Board Diversity

CORPORATE GOVERNANCE HIGHLIGHTS

Welltower’s Board is committed to good corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability.

Board Composition and Independence	Board and Committee Practices	Shareholder Rights

• All directors except the CEO are independent	• Annual Board and committee evaluations and interviews by an independent third party every two years	• Single class of stock with equal voting rights

• Independent Board Chair	• Director orientation and continuing education	• Annual elections for all directors

• Executive sessions provided for all quarterly Board and committee meetings	• 90% of all director nominees, including all members of the Audit Committee, are financial experts	• Majority voting standard for uncontested elections of directors

• Mandatory retirement age	• 95% attendance by directors at Board and committee meetings in 2022	• Proxy access for shareholders

• Limits on board member service on other public company boards	• Robust stock ownership guidelines

• Rigorous annual review of desired skills and attributes of directors and director nominees

For more detailed information on Welltower’s corporate governance framework, see the section entitled “Corporate Governance” beginning on page 10.

WELLTOWER • 2023 Proxy Statement        7

Proxy Statement Summary Environmental, Social and Governance (ESG) Leadership

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) LEADERSHIP

Welltower is committed to leadership in our industry and strives to rank among the top S&P 500 companies in ESG practices. Our commitment to helping people live well and age well is supported by our emphasis on sustainability, a core focus on diversity and inclusion, and good corporate governance. We see our industry-leading progress towards furthering ESG in our organization as not only the right thing to do but as a way to drive long-term operational efficiency and shareholder value.

We publish information regarding our ESG goals, initiatives, progress, and achievements in our Environmental, Social and Governance Report, which is available on our website. Some highlights of Welltower’s ESG efforts in 2022 include:

Environmental

•	Continued foundational operational efficiency upgrades and increased green building certifications for existing properties and new developments.

•

Continued efforts to automate and expand sustainability data coverage by supporting our seniors housing communities and medical office buildings to share their energy, water, and waste data with Welltower.

•

Issued Welltower’s second green bond of $550 million of 3.85% senior unsecured notes due 2032, with net proceeds used to fund energy efficiency, water conservation, and green building projects (“eligible green projects”).

•	Utilized $572.1 million of net proceeds, as of September 30, 2022, from the December 2019 and March 2022 green bond issuances on eligible green projects.

Social

•	Maintained 1:1 gender parity across the organization and 50% women or racially/ethnically diverse membership on Welltower’s Leadership Team.

•

Increased charitable giving through the Welltower Charitable Foundation’s employee matching program (WELL-Matched), Employee Network Group (“ENG”) donations, and our quarterly charitable grant competitions (Give-WELL).

•	Donated over $460,000 in 2022 to programs and communities that align with our philanthropic priorities.

•

Recognized the hard work and contributions of 11 Welltower employees who support and further our strategic goals based on innovation, leadership, value creation, and customer focus by honoring them with the Welltower Award.

•

Established the Sharon Oster Scholarship in memory of former Welltower director of 27 years, Sharon M. Oster. This scholarship will be awarded annually to a female Welltower intern attending graduate school. The recipient will demonstrate a scholarly deliberateness of purpose, commitment to team building and collaboration, and the power of mentorship, particularly of women and minorities.

•

Formed the “Above and Beyond” Leadership Award in honor of Jeffrey Donahue who served on the Welltower Board of Directors for 24 years. This is an annual award to be given to a Welltower employee who embodies Jeff’s legacy of service, willingness to go the extra mile, and his wit and pragmatism. The award will also honor an employee who exemplifies Jeff’s connection to community and respect for Welltower’s culture, and who inspires these same attributes in other employees.

•

Formed a partnership with Project Destined, a leading social impact platform created to provide underserved, diverse students interested in the real estate industry with a work-based learning approach by which students work with company-sponsored mentors to evaluate actual real estate transactions in their community.

•	Became a Founding Donor of the Nareit Foundation’s Dividends Through Diversity, Equity & Inclusion Giving Campaign in a collective commitment to advancing DEI on behalf of the REIT industry.

•	Hosted our third annual Day of Giving, allowing our employees an opportunity to make an impact for local charitable organizations through volunteer opportunities held during work hours.

•

Honored multiple days and months for diversity and inclusion education and remembrance, including Black History Month, Hispanic Heritage Month, Martin Luther King Jr. Day, Memorial Day, Juneteenth, Pride Month, Veterans Day, and Women’s History Month.

8        WELLTOWER • 2023 Proxy Statement

Proxy Statement Summary Environmental, Social and Governance (ESG) Leadership

Governance

•	Achieved 90% women and racially/ethnically diverse directors, with 80% of Board committees led by women or racially/ethnically diverse directors.

•	Re-appointed an independent Chair of the Board, who is racially/ethnically diverse.

•	Launched the ESG Steering Committee, a cross-functional committee to support Welltower’s ongoing commitment to ESG.

•

Introduced an updated Vendor Code of Conduct, which provides specific guidance related to several of Welltower’s ESG priorities, including business ethics, human rights, diversity, equity, inclusion, health, and data privacy.

•	Continued to improve our already high GRESB, ISS-ESG, MSCI, and Sustainalytics scores through enhanced tracking, reporting, and disclosure.

•

Published Welltower’s 10th Annual Environmental, Social and Governance Report in alignment with Global Reporting Initiative (“GRI”) standards, Sustainability Accounting Standards Board (“SASB”) guidelines, and the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework.

•	Conducted a portfolio-wide climate change scenario analysis to identify and measure our potential climate risk exposure.

•	Collected and submitted required information to ensure compliance for Welltower, as well as our operators and properties, with municipal energy and water benchmarking and reporting regulations.

•	Continued to garner shareholder approval (85% and above) for Say-on-Pay proposals in each of the past five years.

WELLTOWER • 2023 Proxy Statement        9

Corporate Governance

2022 BOARD AND GOVERNANCE HIGHLIGHTS

Number of Independent Director Nominees Standing for Election		9

Total Number of Director Nominees		10

Number of New Independent Directors over Last Five Years		6

Average Age of Director Nominees Standing for Election		60

Average Tenure of Director Nominees Standing for Election (years)		4.3

Percentage of Women and Racially/Ethnically Diverse Director Nominees Standing for Election		90%

Racially/Ethnically Diverse CEO		Yes

Racially/Ethnically Diverse Independent Chair		Yes

Women or Racially/Ethnically Diverse Leadership of Committees		80%

Annual Election of All Directors		Yes

Majority Voting for Directors		Yes

Proactively Adopted Proxy Access		Yes

Average Board and Committee Meeting Attendance		95%

Regular Executive Sessions of Independent Directors		Yes

New Director Orientation		Yes

Annual Board and Committee Self-Evaluations		Yes

Annual Review of Management Succession Plans		Yes

Code of Business Conduct and Ethics		Yes

Published Political Contribution Policy		Yes

Shareholder Approval of Say-on-Pay over Last Five Years (% of approval)	≥	85%

Policies and Practices to Align Executive Compensation with Long-Term Shareholder Interests		Yes

Stock Ownership Requirements for Executives		Yes

Stock Ownership Requirements for Directors		Yes

Anti-Hedging Policy		Yes

Clawback Policy		Yes

ROLE OF THE BOARD

Welltower’s Board oversees the CEO and other members of management in the day-to-day operations of Welltower and ensures the best interests of Welltower and its shareholders are being served.

Board Leadership Structure

The Board is responsible for selecting the appropriate Board leadership structure. To do so, the Board periodically reviews its leadership structure to determine whether it continues to best serve Welltower and its shareholders.

At this time, the Board believes the current leadership structure, which separates the Chair and CEO roles, best serves Welltower’s overall corporate structure and the Board’s ability to carry out its roles and responsibilities on behalf of Welltower’s shareholders. The Board is currently led by an independent Chair, Mr. Bacon, who is Welltower’s first racially/ethnically diverse Chair. This structure allows the CEO to focus his time and energy on operating and managing Welltower while allowing the Board, led by the independent chair, to oversee management and Welltower’s overall corporate governance matters.

10        WELLTOWER • 2023 Proxy Statement

Corporate Governance

Role of the Board

Board Independence and Qualifications

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in February 2023. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family, and Welltower and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director is independent.

The Board has determined that, other than Mr. Mitra, all of the directors have no material relationship with Welltower (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Welltower) and are independent under the applicable rules of the Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”), and the independence standards in Welltower’s Corporate Governance Guidelines. Mr. Mitra is not independent because he is the CEO of Welltower.

The Board has standing Audit, Compensation, Executive, Investment, and Nominating/Corporate Governance Committees. Other than the Compensation Committee, each of these committees is chaired by either a woman or a racially/ethnically diverse director.

Board and Committee Structure

The current membership and function of each of the Board committees is described below. Each committee is governed by a written charter that is approved by the Board. The charters are available on Welltower’s website at https://welltower.com/investors/governance/.

	Kenneth J. Bacon	Karen B. DeSalvo	Philip L. Hawkins	Dennis G. Lopez	Shankh Mitra	Ade J. Patton	Diana W. Reid	Sergio D. Rivera	Johnese M. Spisso	Kathryn M. Sullivan	2022 Meetings

Board											10

Audit(1)											6

Compensation											6

Executive											0

Investment											5

Nominating/ Corporate Governance											4

  Member         Chair

(1)	All members of the Audit Committee are “audit committee financial experts” under the applicable SEC rules.

WELLTOWER • 2023 Proxy Statement        11

Corporate Governance

Role of the Board

AUDIT COMMITTEE

MEMBERS: • Ms. Sullivan (Chair) • Mr. Patton • Ms. Reid • Mr. Rivera Meetings in 2022: 6

The Audit Committee assists the Board in monitoring Welltower’s financial statements, the independent auditor, including its qualifications and independence, the performance of Welltower’s internal auditor and internal audit function, Welltower’s compliance with legal and regulatory requirements, the effectiveness of Welltower’s internal controls over financial reporting and disclosure controls and procedures, Welltower’s major financial risk exposures, risk assessment, and risk management policies, and Welltower’s information technology systems and information security matters.

The Board has determined that all members of the Audit Committee have the requisite financial literacy under the rules of the NYSE to serve on the Audit Committee and satisfy the definition of “audit committee financial expert” under applicable rules of the SEC. Additionally, the Board determined that all of the members of the Audit Committee are independent under the applicable rules of the NYSE and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE

MEMBERS: • Mr. Hawkins (Chair) • Mr. Lopez • Ms. Spisso • Ms. Sullivan Meetings in 2022: 6

The Compensation Committee reviews and approves the compensation arrangements for Welltower’s executive officers; reviews and administers Welltower’s compensation plans and programs; reviews and recommends to the Board changes in the Board’s compensation; and oversees Welltower’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention. All of the members of the Compensation Committee are independent under the applicable rules of the NYSE and the SEC and non-employee directors for the purpose of section 16 under the Securities Exchange Act of 1934, as amended.

See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

EXECUTIVE COMMITTEE

MEMBERS: • Mr. Bacon (Chair) • Mr. Hawkins • Mr. Mitra • Ms. Reid • Mr. Rivera • Ms. Sullivan Meetings in 2022: 0	The function of the Executive Committee is to exercise all of the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board.

INVESTMENT COMMITTEE

MEMBERS: • Mr. Rivera (Chair) • Dr. DeSalvo • Mr. Hawkins • Mr. Lopez Meetings in 2022: 5	The Investment Committee reviews Welltower’s investment guidelines and policies; reviews and approves certain developments, investments, and dispositions; reviews senior management’s development, investment and disposition plans; makes recommendations to the Board regarding investments requiring the Board’s approval; reviews and periodically evaluates the performance of Welltower’s investments; and reviews and makes recommendations to the Board regarding appropriate approval levels of authority granted to the Investment Committee and to senior management. All of the members of the Investment Committee are independent under the rules of the NYSE.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS: • Ms. Reid (Chair) • Dr. DeSalvo • Mr. Patton • Ms. Spisso Meetings in 2022: 4	The Nominating/Corporate Governance Committee engages in succession planning for the Board and key leadership roles on the Board and its committees; identifies potential candidates to fill Board positions; makes recommendations to the Board concerning the size and composition of the Board and its committees; oversees and makes recommendations regarding corporate governance matters, including an annual review of Welltower’s Corporate Governance Guidelines; oversees the annual evaluation of the performance of the Board and its committees; reviews Welltower’s ESG practices and oversees the ESG Steering Committee; and oversees Welltower’s policies and practices regarding political contributions. All of the members of the Nominating/Corporate Governance Committee are independent under the applicable rules of the NYSE.

12        WELLTOWER • 2023 Proxy Statement

Corporate Governance

Board Functions and Policies

BOARD FUNCTIONS AND POLICIES

Board Meetings and Attendance

Welltower’s policy is to encourage all directors to attend the annual meeting. Nine out of the ten current directors attended last year’s annual meeting of shareholders.

The Board met ten times during the year ended December 31, 2022. Each meeting was followed by an executive session of the independent directors.

The Chair presides at all meetings of the shareholders and of the Board and all executive sessions of the independent directors.

In 2022, all directors attended at least 95% of the aggregate of the meetings of the Board and the committees on which they served.

Governing Documents

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the NYSE and a Code of Business Conduct and Ethics that meets the NYSE’s listing standards and complies with the rules of the SEC. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on Welltower’s website at www.welltower.com/investors/governance.

How We Identify Director Candidates

When seeking potential directors, the Board generally looks for individuals who have displayed high ethical standards, integrity, and sound business judgment. The Board also believes that a director candidate should be a current or former senior leader (such as a senior manager, chief operating officer, chief financial officer, or chief executive officer) of a complex organization such as a corporation (including a principal business unit or division of a corporation), university, foundation or governmental entity or otherwise be accustomed to dealing with complex organizational issues. In addition, directors and director candidates should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound business judgment; strength of character; and values. We also expect directors and director candidates to be willing to attend regularly scheduled meetings of the Board and its committees and to contribute a reasonable amount of time to Welltower’s affairs.

WELLTOWER • 2023 Proxy Statement        13

Corporate Governance

Board Functions and Policies

In identifying and evaluating director candidates, the Nominating/Corporate Governance Committee first looks at the overall size and structure of the Board and the experience, skills, diversity and other qualities already represented. This process helps the committee determine if there are any specific qualities or skills that would complement the Board’s existing strengths. The Nominating/Corporate Governance Committee takes diversity into account in identifying and evaluating director candidates. We view “diversity” broadly to include (1) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion; (2) educational background; and (3) age, race, gender and national origin.

The Nominating/Corporate Governance Committee uses multiple sources for identifying and evaluating director candidates, including referrals from current directors and management, and may seek input from third-party executive search firms. If the Nominating/Corporate Governance Committee retains one or more search firms, those firms may be asked to identify possible candidates, interview and screen such candidates, and act as a liaison between the Nominating/Corporate Governance Committee and each candidate during the screening and evaluation process.

The Nominating/Corporate Governance Committee will review the résumé and qualifications of each candidate based on the criteria described above and determine whether the candidate would add value to the Board. Once the Nominating/Corporate Governance Committee identifies promising candidates, the Nominating/Corporate Governance Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Nominating/Corporate Governance Committee and the Chair of the Board will interview those individuals. Candidates who are good prospects are invited to meet the other members of the Nominating/Corporate Governance Committee and, if approved, will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Nominating/Corporate Governance Committee determines that the candidate can add value to the Board and the candidate expresses an interest in serving on the Board, the Nominating/Corporate Governance Committee will recommend to the Board that the candidate stand for election by the shareholders or fill a vacancy or newly-created position on the Board.

In determining to nominate Mr. Bacon for re-election, the Nominating/Corporate Governance Committee and the Board carefully evaluated and took into account that Mr. Bacon serves on the boards of Ally Financial Inc., Arbor Realty Trust, and Comcast Corporation. The Nominating/Corporate Governance Committee determined, and the Board concurred, that Mr. Bacon is a valuable, productive, and fully engaged director who should be re-elected to the Board. In reaching this conclusion, the Nominating/Corporate Governance Committee took note of Mr. Bacon’s valuable role on the Board as independent Chair and stellar attendance record, and determined that Mr. Bacon’s contributions to Welltower are not compromised by the number of other boards on which he sits.

CANDIDATES SUBMITTED BY SHAREHOLDERS

The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. Director candidates who are recommended by shareholders will be evaluated in the same manner as any other director candidate.

Recommendations may be submitted to the Nominating/Corporate Governance Committee in care of the Executive Vice President—General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee must receive recommendations for director candidates to be considered at our 2024 annual meeting by December 14, 2023. Such recommendations must include (1) the name, age, business address and, if known, residence address of the candidate, (2) the principal occupation or employment of the candidate for at least the last five years and a description of the qualifications of the candidate, (3) the class or series and amount of Welltower or its subsidiaries’ equity shares that are owned beneficially or of record by the candidate, and (4) any other information relating to the candidate that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the U.S. Securities Exchange Act of 1934, as amended, together with a written statement from the candidate that he or she consents to serve, if elected, and includes certain representations, and any questionnaires required to be completed by Welltower directors.

Also, the shareholder making the recommendation should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the candidate, and (2) the class or series and amount of Welltower or its subsidiaries’ equity securities that are owned beneficially or of record by the shareholder making the recommendation and by any other supporting shareholders.

In addition to the right of shareholders to recommend director candidates to the Nominating/Corporate Governance Committee, the By-Laws permit eligible shareholders to make nominations at a meeting of shareholders of candidates for election to the Board and to have their director candidates included in Welltower’s proxy materials if the shareholder or shareholders comply with specified prior notice requirements.

The By-Laws require that any such notice relating to a director candidate, whether provided in accordance with the advance notice or the proxy access provisions of the By-Laws, include, in addition to certain other requirements set forth in the By-Laws, all of the information specified in the paragraph above for shareholder recommendations to the Nominating/Corporate Governance Committee for director candidates.

14        WELLTOWER • 2023 Proxy Statement

Corporate Governance

Board Functions and Policies

Welltower may require that the proposed candidate furnish other information as Welltower may reasonably request to assist in determining the eligibility of the proposed candidate to serve as a director. At any meeting of shareholders, the Chair of the Board may disregard the purported nomination of any person not made in compliance with these procedures. For additional information regarding the deadlines under the advance notice and proxy access provisions of the By-Laws for our 2024 Annual Meeting of Shareholders, see page 77.

Leadership Team

The Leadership Team—made up of our named executive officers, senior vice presidents, and certain vice presidents—is responsible for developing and executing Welltower’s strategic plan and establishing and achieving the plan’s goals and objectives. Of the twenty-two members on the Leadership Team, ten are women and/or racially/ethnically diverse.

To view the biographies of the members of Welltower’s Leadership Team, please visit https://welltower.com/about-us/leadership-team/.

Board Oversight of Risk Management

The Board plays a vital role in overseeing the management of Welltower’s risks. The Board regularly reviews Welltower’s significant risk exposure, including operational, strategic, financial, legal, environmental sustainability and regulatory risks. The Board and the Audit Committee review the management of financial risk and Welltower’s policies regarding risk assessment and risk management. The Audit Committee reviews and discusses with management the strategies, processes and controls pertaining to the management of Welltower’s information technology operations, including cyber risks and information security. At least annually, the Audit Committee receives a cybersecurity update from management, which covers the status of projects to strengthen Welltower’s security systems and improve cyber readiness as well as existing and emerging threat landscapes. The Audit Committee also oversees Welltower’s compliance program with respect to legal and regulatory requirements, including Welltower’s Code of Business Conduct and Ethics and our policies and procedures for monitoring compliance.

The Board and the Compensation Committee review the management of risks relating to Welltower’s compensation plans and arrangements. The Board and the Nominating/Corporate Governance Committee review the management of risks relating to environmental sustainability and Welltower’s corporate governance policies. The Board oversees the Leadership Team, which is tasked with the identification, assessment and management of risks and has established an Enterprise Risk Management Committee to ensure that appropriate risk identification and mitigation procedures are incorporated into Welltower’s daily activities and decision-making. This Committee is led by the Executive Vice President—General Counsel & Corporate Secretary and includes six additional members of the Leadership Team. Additionally, periodic risk reviews are performed with business unit leaders to assess the likelihood of adverse effects, the potential impact of those risks, risk tolerances and mitigating measures.

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Corporate Governance

Board Functions and Policies

The Board meets at regular intervals with the Leadership Team and key members of management who are primarily responsible for risk management to review Welltower’s significant risk exposures. A report detailing risks identified and the results of mitigation efforts is provided to the Board on a regular basis, including the results of risk mitigation testing performed by Internal Audit. To ensure that cybersecurity is an organization-wide effort, Welltower provides at least annual cybersecurity training for all employees with network access and maintains a security risk insurance policy. We are not aware of any information security breaches within the last three years.

Key Risk Oversight Responsibilities of the Board and its Committees
	Audit Committee	Compensation Committee	Investment Committee	Nominating/ Corporate Governance Committee	Board of Directors

Financial reporting	●				●

Internal controls over financial reporting	●				●

Information technology and security	●				●

Legal and regulatory compliance	●				●

Compensation plans and arrangements		●			●

CEO and executive management succession planning		●			●

People		●			●

Acquisitions/Dispositions			●		●

Development projects			●		●

Loan and equity investments			●		●

Corporate governance				●	●

Corporate social responsibility and sustainability matters				●	●

Diversity and inclusion				●	●

Shareholder engagement program				●	●

Annual Board Self-Evaluation

Each year, the Board and the Nominating/Corporate Governance Committee evaluate the effectiveness, size, composition and diversity of the Board and each of the committees, all as part of the Board and Committee self-evaluation process. These self-evaluations help the Nominating/Corporate Governance Committee assess the effectiveness of our procedures for identifying and evaluating nominees for director as well as the effectiveness of Board and committee materials, meetings, and relationships with management. In addition, at least every two years, the Nominating/Corporate Governance Committee engages an independent third party to conduct the Board and Committee self-evaluation process, which includes one-on-one meetings between the independent third party and each Board member.

Succession Planning

The Board and the Nominating/Corporate Governance Committee are actively engaged in succession planning. The Compensation Committee conducts an annual review of the CEO’s performance and oversees the performance evaluations of the other named executive officers. Annually, the Board discusses succession plans for the CEO and other members of senior management. This succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each of the CEO’s direct reports meets quarterly with the CEO to discuss development plans and opportunities. The Board also consults with the CEO regarding future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process facilitates a meaningful discussion regarding all senior leadership positions, ensures continuity of leadership over the long term, and forms the basis on which Welltower makes ongoing leadership assignments.

16        WELLTOWER • 2023 Proxy Statement

Corporate Governance

Board Functions and Policies

Limits on Board Service

We encourage directors to serve on other boards of directors to gain breadth of experience that is useful to the Board. However, directors may not serve on the boards of more than three other public companies. Directors who are chief executive officers of public companies may not serve on the boards of more than one other public company, in addition to Welltower’s Board.

Retirement Policy

While the Board has not established formal term limits, no person may be nominated for election as a director after his or her 75th birthday.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an executive officer or employee of Welltower, nor did any of them have any relationships requiring disclosure by Welltower under Item 404 of SEC Regulation S-K. None of Welltower’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity from which an executive officer served as a director of Welltower or member of the Compensation Committee during 2022.

Communications with the Board

Shareholders and other parties interested in communicating with the Board or any specific directors, including the Chair or the independent directors as a group, may do so by writing to: The Board of Directors, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

The Executive Vice President—General Counsel & Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Executive Vice President—General Counsel & Corporate Secretary, relates to the functions of the Board or its committees or that otherwise require their attention. If a communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting or auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review. Directors may at any time review a log of all correspondence received by Welltower that is addressed to members of the Board and request copies of such correspondence.

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Corporate Governance

Shareholder Engagement

SHAREHOLDER ENGAGEMENT

Welltower regularly engages in outreach efforts with shareholders relating to our business, executive compensation program, diversity and inclusion, and environmental, social and governance issues. This outreach program is conducted by a cross-functional team, including members of our Capital Markets, Finance, and Legal teams and the Board. We share the feedback we receive from our shareholders with all members of the Board, which gives directors valuable insight into shareholders’ views about Welltower and informs the Board’s decisions.

Welltower engages with shareholders year-round. The below graphic illustrates key elements of this engagement.

Welltower believes that frequent shareholder engagement is important to understanding varying perspectives on key issues and ensuring we implement best practices. In 2022, members of senior management conducted hundreds of meetings with shareholders, investors and analysts to discuss a number of topics, including financial results; Welltower strategy, objectives and performance; sustainability initiatives; compensation metrics; corporate governance initiatives; and industry trends. As part of our outreach, members of our senior leadership and the Board engaged with top shareholders on the topics of corporate governance, executive compensation program, diversity and inclusion efforts, and environmental, social and governance issues. During such meetings, shareholders praised our best-in-class corporate governance practices and encouraged us to continue with our corporate governance initiatives, including evaluating and diversifying Board skills and enhancing continuing education opportunities for members of the Board. Accordingly, in 2022, we conducted a thorough evaluation of the skills held by Board members, added several additional competencies, and launched a robust director resource center, which includes quarterly notifications given to Board members on upcoming in-person and virtual conferences and seminars, articles of interest, and other information, all focused on current topics for Board and committee members. See “Summary of Board Skills and Diversity” on page 20 below for more details. We value shareholder feedback on all topics of governance, and the feedback received is an important component of Board and committee discussions and decisions.

For more information about our 2022 shareholder outreach program, see “Compensation Discussion and Analysis-Shareholder Outreach Initiatives” later in this Proxy Statement.

18        WELLTOWER • 2023 Proxy Statement

Proposal 1 – Election of Directors

Welltower’s By-Laws provide that the Board shall have between three and 15 members, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at 10. There are 10 Board nominees recommended for election at the Annual Meeting.

The shares represented by your proxy will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a director (which the Board does not now expect will happen), the Board reserves the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as it deems advisable. The proxy solicited hereby will not be voted to elect more than 10 directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where the number of director nominees exceeds the number of directors to be elected), the voting standard will be a plurality of the votes cast.

Under Welltower’s By-Laws, any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on that recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

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Proposal 1 – Election of Directors

Summary of Board Skills and Diversity

SUMMARY OF BOARD SKILLS AND DIVERSITY

We believe our directors have an effective mix of backgrounds, diversity, experience, knowledge, and skills. The table below provides a summary of certain collective competencies and attributes of the director nominees. We look to each director to be knowledgeable in all of these areas, and the absence of an indicator for a particular item does not mean a director is less able to contribute to the Board’s decision-making process or that the director does not possess that skill or experience. Rather, the indicator represents that the item is a core competency that the director brings to the Board. The table does not encompass all of any director’s skills or experience.

Category	Profile / Skills	Kenneth J. Bacon	Karen B. DeSalvo	Philip L. Hawkins	Dennis G. Lopez	Shankh Mitra	Ade J. Patton	Diana W. Reid	Sergio D. Rivera	Johnese M. Spisso	Kathryn M. Sullivan

	Male	●		●	●	●	●		●
	Female		●					●		●	●
	Asian					●
	Black or African American	●					●
	Hispanic or Latino				●				●
Native Hawaiian or Other Pacific Islander
Two or more Races
	White		●	●				●		●	●

	Banking / Finance / Accounting	●		●	●	●	●	●	●		●
	Financial Expert	●		●	●	●	●	●	●	●	●
	Health Systems		●			●				●	●
	Large Cap Public Companies	●		●	●	●	●	●	●
	Operations			●	●		●		●	●	●
	Outpatient Medical		●			●				●
	REITs	●		●	●	●		●	●	●
	Real Estate	●		●	●	●		●	●	●
	Seniors Housing				●	●		●
	New or Existing Markets			●	●	●	●	●	●
	Cybersecurity / Information Technology		●				●	●	●	●	●
	Enterprise Risk Management	●	●		●	●	●	●		●	●
	Government / Public Policy	●	●					●		●
	Innovation Technology / Data		●			●	●			●
	International	●		●	●		●		●
	Leadership Development / Succession	●	●	●	●	●	●	●	●	●	●
	Retail / Institutional Investor Relations	●		●	●	●	●	●	●
	Strategy, Marketing, PR, Branding	●		●	●		●		●	●	●

	Environmental		●			●		●	●	●
	Social	●	●					●	●	●	●
	Governance	●	●	●			●	●	●	●	●

20        WELLTOWER • 2023 Proxy Statement

Proposal 1 – Election of Directors

Director Nominees

DIRECTOR NOMINEES

SHANKH MITRA, Chief Executive Officer
Age 42 Director since: 2020 Welltower Committees: • Executive	EDUCATION: • BA – Engineering, Jadavpur University • MBA – Columbia Business School
OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Public Storage

KEY SKILLS AND EXPERIENCE:

Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020. He served as Welltower’s Chief Investment Officer from August 2018 to January 2023 and Vice Chair – Chief Operating Officer and Chief Investment Officer from April 2020 to October 2020. From January 2018 to August 2018, he served as Welltower’s Senior Vice President – Investments and, from January 2016 to January 2018, Mr. Mitra served as Welltower’s Senior Vice President – Finance & Investments. Prior to joining Welltower, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management, LLC from July 2013 to October 2015, as a Senior Analyst at Citadel Investment Group from April 2012 to June 2013, and as a Senior Analyst at Fidelity Investments from 2009 to 2012.

Among other qualifications, Mr. Mitra has extensive knowledge of and experience in the real estate industry and capital markets. His day-to-day leadership as Chief Executive Officer provides him with intimate knowledge of all aspects of the Company, including real estate operations, investment activity, and balance sheet management. In addition, Mr. Mitra sets the long-term strategic direction for the Company under the direction of the Board of Directors. He is also responsible for attracting and retaining top talent and for the professional development and advancement of team members.

KENNETH J. BACON, Chair & Independent Director
Age 68 Director since: 2016 Welltower Committees: • Executive (Chair)	EDUCATION: • BA – Anthropology, Stanford University • MSc – International Relations, London School of Economics • MBA – Finance & Strategy, Harvard Business School
	OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Ally Financial Inc. (Risk Committee Chair) • Arbor Realty Trust • Comcast Corporation (Governance and Directors Nominating Committee Chair)	FORMER PUBLIC COMPANY DIRECTORSHIPS: • Forest City Realty Trust, Inc.

KEY SKILLS AND EXPERIENCE:

Mr. Bacon has served as Welltower’s Chair of the Board since October 2020. Mr. Bacon is a co-founder of RailField Realty Partners (a financial advisory and asset management firm) and has served as RailField’s managing partner since 2012. Prior to launching RailField, Mr. Bacon spent 19 years at Fannie Mae, most recently serving as Executive Vice President of the multifamily mortgage business from July 2005 to March 2012.

Among other qualifications, Mr. Bacon’s extensive experience in financial services, real estate investment, government affairs and housing make him a valuable asset to the Board.

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Proposal 1 – Election of Directors

Director Nominees

KAREN B. DESALVO, Independent Director
Age 57 Director since: 2018 Welltower Committees: • Investment • Nominating/ Corporate Governance

EDUCATION:

• BA – Biology and Political Science, Suffolk University

• MD – Tulane University School of Medicine

• MPH – Tulane University School of Public Health

• MSc – Harvard T.H. Chan School of Public Health

FORMER PUBLIC COMPANY DIRECTORSHIPS: • Humana Inc.

KEY SKILLS AND EXPERIENCE:

Dr. DeSalvo is a physician executive who has served as the Chief Health Officer of Google since December 2019. She is on the Council of the National Academy of Medicine. From 2018-2019, she served as professor of medicine and population health at the University of Texas at Austin Dell Medical School and co-lead of the National Alliance to Impact the Social Determinants of Health with former HHS Secretary Michael O. Leavitt. From 2014 to 2017, she served as Acting Assistant Secretary for Health at the U.S. Department of Health and Human Services and as National Coordinator for Health Information Technology. From 2011 to 2014, she was Health Commissioner for the City of New Orleans. Prior to that she was Vice Dean for Community Affairs and Health Policy at the Tulane University School of Medicine, where she practiced medicine and led the medical school’s community health programs. She was formerly on the Medicare Payment Advisory Commission and the Board of Directors of Humana.

Among other qualifications, Dr. DeSalvo’s experience in medical and public health leadership, health care technology, health care delivery and health care policy make her an important addition to the Board.

PHILIP L. HAWKINS, Independent Director
Age 67 Director since: 2020 Welltower Committees: • Compensation (Chair) • Executive • Investment	EDUCATION: • BA – Hamilton College • MBA – University of Chicago
	OTHER CURRENT PUBLIC COMPANY DIRECTORSHIPS: • Corporate Office Properties Trust (Investment Committee Chair)	FORMER PUBLIC COMPANY DIRECTORSHIPS: • Prologis, Inc. • DCT Industrial Trust Inc.

KEY SKILLS AND EXPERIENCE:

Mr. Hawkins has served as a member of the Board of Trustees of Corporate Office Properties Trust (a real estate investment trust that invests in office buildings) since 2014. He also serves as a board member of the following private companies: Link Logistics Real Estate as the Executive Chairman since January 2020, Washington Prime Group Inc. as the Chairman since February 2022, and Pure Industrial since February 2022. He served as a member of the Board of Directors of Prologis, Inc. from August 2018 to January 2020. From October 2006 to August 2018, he served as Chief Executive Officer, President and a member of the Board of Directors of DCT Industrial Trust Inc. (an industrial REIT that owned, acquired, operated and developed logistics related properties) until it merged into Prologis. From 2002 to 2006, Mr. Hawkins served as President and Chief Operating Officer and a member of the Board of Directors of CarrAmerica Realty Corporation. Earlier in his career at CarrAmerica, he served as Chief Operating Officer for four years and Managing Director of Asset Management for two years. Before that, Mr. Hawkins held a series of senior executive positions in real estate investment, development, leasing and management with LaSalle Partners, Ltd. and served on LaSalle’s Board of Directors.

Among other qualifications, Mr. Hawkins’ extensive experience in real estate investment, development and operations in both public and private markets make him an important addition to the Board.

22        WELLTOWER • 2023 Proxy Statement

Proposal 1 – Election of Directors

Director Nominees

DENNIS G. LOPEZ, Independent Director
Age 68 Director since: 2021 Welltower Committees: • Compensation • Investment	EDUCATION: • BA – California State University, Long Beach • MBA – Finance and Accounting, University of California

KEY SKILLS AND EXPERIENCE:

Mr. Lopez has served as the Chief Executive Officer of QuadReal Property Group Ltd. (a global real estate investment, operating and development company) since June 2017. He was Chief Investment Officer of AXA Real Estate Investment Managers (a global real estate investment manager) from 2009 to 2017, and Chief Executive Officer of SUN Real Estate Group (a private equity firm with real estate activities in India and Russia) from 2007 to 2009. Mr. Lopez has had a career of over 30 years in investment banking and real estate investment management, including serving as Global Head of Real Estate at Cambridge Place Investment Management (a London-based hedge fund) for two years and a Managing Director/Head of European Real Estate at JP Morgan in London for seven years.

Among other qualifications, Mr. Lopez’s extensive experience in financial investment and services, real estate investment, and international business and investment make him a valuable asset to the Board.

ADE J. PATTON, Independent Director
Age 44 Director since: 2021 Welltower Committees: • Audit • Nominating/ Corporate Governance	EDUCATION: • BA – Government, University of Virginia • MBA – Harvard Business School • JD – Harvard Law School

KEY SKILLS AND EXPERIENCE:

Mr. Patton has served as Executive Vice President and Chief Financial Officer of HBO/HBO Max/Global DTC at WarnerMedia, LLC (WBD) since August 2020, and previously served as Chief Financial Officer of Turner Sports and Head of Planning and Development at WM News & Sports from April 2019 to August 2020. Before assuming that role, Mr. Patton served as Senior Vice President – Corporate Finance, M&A and GTO of Turner Broadcasting System, Inc. from February 2017 to April 2019, Senior Portfolio Manager at Millennium Management, LLC (an investment management firm) from January 2015 to February 2017, Senior Research Analyst at Citadel LLC (a multinational hedge fund and financial services company) from June 2009 to March 2014, and Research Analyst at Magnetar Capital LLC (a hedge fund) from June 2007 to June 2009.

Among other qualifications, Mr. Patton’s extensive experience in financial and investment management and operations make him a valuable asset to the Board.

DIANA W. REID, Independent Director
Age 67 Director since: 2020 Welltower Committees: • Audit • Executive • Nominating/ Corporate Governance (Chair)	EDUCATION: • BS – California State University, Chico • MBA – University of Virginia Darden School of Business

KEY SKILLS AND EXPERIENCE:

Ms. Reid served as Executive Vice President of The PNC Financial Services Group, Inc. (a bank holding company) and the executive in its commercial real estate business from 2007 to 2019. She was Founding Partner of Beekman Advisors from 2003 to 2007, providing owners of privately-held real estate finance companies with strategic advice and sell-side representation. Earlier in her career, she held various roles in bond trading, capital markets, and financial institutions advisory for 19 years at the global investment bank now known as Credit Suisse.

Among other qualifications, Ms. Reid’s extensive experience in real estate banking and capital markets make her an important addition to the Board.

WELLTOWER • 2023 Proxy Statement        23

Proposal 1 – Election of Directors

Director Nominees

SERGIO D. RIVERA, Independent Director
Age 60 Director since: 2014 Welltower Committees: • Audit • Executive • Investment (Chair)	EDUCATION: • BA – Finance and International Business, Florida International University • MBA – Florida International University
FORMER PUBLIC COMPANY DIRECTORSHIPS: • SeaWorld Entertainment, Inc. • ILG, Inc.

KEY SKILLS AND EXPERIENCE:

Mr. Rivera served as Chief Executive Officer of SeaWorld Entertainment, Inc. (a leading theme park and entertainment company) from November 2019 to April 2020. He served as President of the Ocean Reef Club (a leading private residential club) from February 2019 to May 2019. Mr. Rivera also served as Chief Executive Officer and President of the Vacation Ownership segment of ILG, Inc. (a hospitality and leisure services company) from 2016 to September 2018. From 1998 to 2016, Mr. Rivera served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc., including President of The Americas from 2012 to 2016, and Chief Executive Officer and President of Starwood Vacation Ownership, Inc., formerly a wholly-owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., from 2007 to 2016.

Among other qualifications, Mr. Rivera’s extensive experience in real estate development and investment strategy, corporate finance and accounting, and operating matters relevant to management of complex global businesses with one of the leading hotel and leisure companies in the world provides valuable insight to the Board.

JOHNESE M. SPISSO, Independent Director
Age 62 Director since: 2018 Welltower Committees: • Compensation • Nominating/ Corporate Governance	EDUCATION: • BS – Health Science, Chapman College • MPA – University of San Francisco
FORMER PUBLIC COMPANY DIRECTORSHIPS: • Douglas Emmett, Inc.

KEY SKILLS AND EXPERIENCE:

Ms. Spisso has served as the President of UCLA Health (an academic medical center), Chief Executive Officer of the UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences since 2016. Before assuming her positions at UCLA, she worked for 22 years at the University of Washington School of Medicine, including serving as Chief Health System Officer and Vice President, Medical Affairs for nine years.

Among other qualifications, Ms. Spisso brings to the Board over 30 years of experience in large academic health system management and has demonstrated tremendous strategic and operational leadership during that time.

KATHRYN M. SULLIVAN, Independent Director
Age 67 Director since: 2019 Welltower Committees: • Audit (Chair) • Compensation • Executive	EDUCATION: • BA – Accounting, University of Louisiana at Monroe • MBA – Louisiana State University
FORMER PUBLIC COMPANY DIRECTORSHIPS: • Hanger, Inc.

KEY SKILLS AND EXPERIENCE:

Ms. Sullivan served as Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets (a diversified health care company), which is an operating division of UnitedHealth Group, from March 2015 to 2018. From 2008 to 2015, she served as Chief Executive Officer of UnitedHealthcare, Central Region.

Among other qualifications, Ms. Sullivan’s experience in the health care industry, especially with respect to health plan payors, is extremely valuable to the Board.

24        WELLTOWER • 2023 Proxy Statement

Proposal 1 – Election of Directors

Director Compensation

DIRECTOR COMPENSATION

The table below summarizes the compensation paid in 2022 to Welltower’s non-employee directors.

2022 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(12) ($)	Total ($)

Kenneth J. Bacon	361,500	(2)	175,009	536,509

Karen B. DeSalvo	103,500	(3)	175,009	278,509

Jeffrey H. Donahue(1)	50,440	(4)	68,562	119,002

Philip L. Hawkins	126,882	(5)	175,009	301,891

Dennis G. Lopez	105,683	(6)	175,009	280,692

Ade J. Patton	104,500	(7)	175,009	279,509

Diana W. Reid	133,500	(8)	175,009	308,509

Sergio D. Rivera	138,000	(9)	175,009	313,009

Johnese M. Spisso	106,000	(10)	175,009	281,009

Kathryn M. Sullivan	143,000	(11)	175,009	318,009

(1)	Mr. Donahue did not stand for election as a member of the Board at the 2022 Annual Meeting held on May 23, 2022 and therefore retired from the Board on that date.
(2)	Includes $250,000 additional fee for serving as Chair of the Board and $7,500 additional fee for serving on the Executive Committee. Also includes $9,000 for attending more than four Board meetings.
(3)

Includes $7,500 for attending more than four Board meetings and $1,000 for attending more than four Investment Committee meetings. Dr. DeSalvo deferred 100% of her annual retainer and fees pursuant to the terms of the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan.

(4)	Mr. Donahue retired from the Board on May 23, 2022 and he received a pro rata portion of his annual retainer and fees based on the time he served as a director.
(5)

Includes $15,179 additional fee for serving as Chair of the Compensation Committee and $4,554 additional fee for serving on the Executive Committee. Also, includes $9,000 for attending more than four Board meetings, $2,000 for attending more than four Compensation Committee meetings, and $1,000 for attending more than four Investment Committee meetings. Mr. Hawkins, in lieu of cash, elected to receive his annual retainer and fees in the form of deferred stock units.

(6)

Includes $7,500 for attending more than four Board meetings, $2,000 for attending more than four Compensation Committee meetings, and $1,000 for attending more than four Investment Committee meetings. Mr. Lopez, in lieu of cash, elected to receive his annual retainer and fees in the form of deferred stock units.

(7)	Includes $7,500 for attending more than four Board meetings and $2,000 for attending more than four Audit Committee meetings.
(8)

Includes $20,000 additional fee for serving as Chair of the Nominating/Corporate Governance Committee and $7,500 additional fee for serving on the Executive Committee. Also, includes $9,000 for attending more than four Board meetings and $2,000 for attending more than four Audit Committee meetings.

(9)

Includes $25,000 additional fee for serving as Chair of the Investment Committee and $7,500 additional fee for serving on the Executive Committee. Also includes $7,500 for attending more than four Board meetings, $1,000 for attending more than four Investment Committee meetings and $2,000 for attending more than four Audit Committee meetings.

(10)	Includes $9,000 for attending more than four Board meetings and $2,000 for attending more than four Compensation Committee meetings.
(11)

Includes $30,000 additional fee for serving as Chair of the Audit Committee and $7,500 additional fee for serving on the Executive Committee. Also includes $7,500 for attending more than four Board meetings, $2,000 for attending more than four Audit Committee meetings, $1,000 for attending more than four Compensation Committee meetings.

(12)

Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of deferred stock units granted to the non-employee directors on March 3, 2022 based on the closing price of $85.37. For Messrs. Hawkins and Lopez, who each elected to receive their cash fees in the form of deferred stock units, the grant date fair value for such deferred stock units granted in lieu of cash was calculated in accordance with FASB ASC Topic 718 on each of March 31, 2022 based on the closing price of $96.14, June 30, 2022 based on the closing price of $82.35, September 30, 2022 based on the closing price of $64.32, and December 30, 2022 based on the closing price of $65.55. Consistent with SEC rules, such amounts have not been reported in this column. As of December 31, 2022, (a) each non-employee director (other than Messrs. Hawkins and Lopez) held an aggregate of 2,050 deferred stock units that had not yet been converted into shares of common stock, (b) Mr. Hawkins held an aggregate of 6,368 deferred stock units that had not yet been converted into shares of common stock, and (c) Mr. Lopez held an aggregate of 4,888 deferred stock units that had not yet been converted into shares of common stock.

The form and amount of non-employee director compensation is determined by the Board upon the recommendation of the Compensation Committee. The Board’s overarching policy is to pay its non-employee directors appropriate and competitive compensation to ensure Welltower’s ability to attract and retain highly-qualified directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a bi-annual basis, most recently in November 2022, with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors. Any changes to the non-employee director compensation program are then recommended to the full Board for approval.

WELLTOWER • 2023 Proxy Statement        25

Proposal 1 – Election of Directors

Director Compensation

The compensation program for non-employee directors for the 2022 calendar year consisted of:

Cash Compensation

Type of fee	2022 Amount

Annual retainer for all directors	$95,000 yearly

Additional Chair of the Board fee	$250,000 yearly

Additional Committee Chair fees:

• Audit	$30,000 yearly

• Compensation, Investment	$25,000 yearly

• Nominating/Corporate Governance	$20,000 yearly

Additional fee for non-employee members of the Executive Committee	$7,500 yearly

Per meeting fee for each Board meeting in excess of four per year	$1,500

Per meeting fee for each committee meeting in excess of four per year	$1,000

For 2022, non-employee directors could elect to receive their cash compensation in the form of shares of Welltower common stock. For 2023, non-employee directors may elect to receive their cash compensation in the form of shares of Welltower common stock or Welltower OP LLC (“Welltower OP”) LTIP Units. See “Compensation Discussion and Analysis—Profits Interest Program” on page 59 below.

In November 2022, the Board approved certain changes to the cash components of the non-employee director compensation program that became effective January 1, 2023. Specifically, the annual retainer for all non-employee directors was increased to $100,000 and the additional fees for service as the chair of a committee of the Board were increased as follows: (i) for the Audit Committee chair, to $35,000, (ii) for the Compensation Committee and Investment Committee chairs, to $30,000 and (iii) for the Nominating/Corporate Governance Committee, to $25,000. Additionally, the members of such committees who do not serve as the chair are entitled to the following additional fees: (i) for non-chair service on the Audit Committee, $17,500, (ii) for non-chair service on the Compensation Committee or the Investment Committee, $15,000, and (iii) for non-chair service on the Nominating/Corporate Governance Committee, $12,500. Meeting fees of $1,500 per Board meeting and $1,000 per committee meeting will be paid to attending non-employee directors for Board or committee meetings, as applicable, in each case, in excess of eight such meetings in a calendar year (previously, such additional fees became payable after attending four such meetings in a calendar year).

Equity Compensation

In 2022, the non-employee directors each received grants of deferred stock units with a value of approximately $175,000 pursuant to the 2022 Long-Term Incentive Plan. The initial grants, made on March 3, 2022, had a value of $175,000 in accordance with Welltower’s standard equity granting practice for non-employee directors. Generally subject to continued service, the deferred stock units granted in 2022 will be converted into shares of common stock on the first anniversary of the date of grant. Recipients of deferred stock units also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such common stock is issued.

In connection with the changes to the non-employee director compensation program described above, the grant date fair value of the annual grant of deferred stock units was increased to $200,000 for 2023 and future years.

In January 2023, non-employee directors were provided the opportunity to elect to exchange certain of their outstanding deferred stock units for awards of LTIP Units. For more information on the recent equity award exchange programs and grants of LTIP Units generally, see “Compensation Discussion and Analysis–Profits Interest Program” on page 59 below.

Deferred Compensation

The non-employee directors are eligible to participate in the Welltower Inc. 2019 Nonqualified Deferred Compensation Plan. A non-employee director may elect to defer up to 100% of his or her cash compensation (including any fees payable for serving as the Chair of the Board or for service on a Board committee and meeting fees). Participants are 100% vested in these deferrals. For 2023, non-employee directors may also elect to defer the receipt of any compensation paid in shares of Welltower’s common stock until their retirement from the Board or in 3, 5 or 10 annual installments beginning at a future date.

26        WELLTOWER • 2023 Proxy Statement

Proposal 1 – Election of Directors

Director Compensation

DIRECTOR STOCK OWNERSHIP GUIDELINES
Each non-employee director is required, within five years of joining the Board, to own shares of Welltower common stock with a fair market value of at least five times the annual cash retainer. Shares owned directly and indirectly, restricted shares and deferred stock units count towards these ownership requirements.

Ownership Guidelines for Non-Employee Directors. The current stock ownership guidelines for the non-employee directors are as follows:

(1)	Based on the thirty-day average closing stock price prior to 12/31/2022 of $66.96, as reported by the NYSE.
(2)	Director is within five-year period from date of appointment.

WELLTOWER • 2023 Proxy Statement        27

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

AUDIT FEES

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of Welltower’s independent registered public accounting firm. The Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with Welltower’s business, personnel, culture, accounting systems or risk profile; the appropriateness of fees charged; and whether provision of the service by the independent registered public accounting firm would enhance Welltower’s ability to manage or control risk or improve audit quality. The Audit Committee obtains and reviews a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years regarding one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent registered public accounting firm and Welltower (in order to assess the independent registered public accounting firm’s independence). The Audit Committee evaluates the qualifications, performance and independence of the independent registered public accounting firm, including considering whether its quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, and takes into account the opinions of management and the internal auditors.

The Audit Committee has selected Ernst & Young LLP (“EY”) to serve as Welltower’s independent registered public accounting firm for the year ending December 31, 2023. EY has served as Welltower’s independent registered public accounting firm since Welltower’s inception in 1970. The Audit Committee periodically considers whether it should adopt a policy requiring the regular rotation of the independent registered public accounting firm to ensure continuing auditor independence. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner every five years as mandated by the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and is directly involved in the selection of EY’s lead audit partner. Welltower’s current lead audit partner was appointed beginning with the 2023 audit. The Audit Committee and the Board believe that the continued retention of EY as Welltower’s independent registered public accounting firm is in the best interests of Welltower and its shareholders.

Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present online during the virtual Annual Meeting or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2024 because of the difficulty and expense of making a substitution. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for professional services provided by EY in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2022	2021

Audit Fees	$4,105,536	$3,534,736

Audit-Related Fees	153,000	145,800

Tax Fees:

Tax Compliance	2,275,850	1,841,545

Tax Planning and Tax Advice	349,158	623,450

All Other Fees	—	—

Totals	$6,883,544	$6,145,531

28        WELLTOWER • 2023 Proxy Statement

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Audit Fees

Audit fees include fees associated with the annual audit, the review of Welltower’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents and assistance with review of documents to be filed with or furnished to the SEC.

Audit-related fees primarily include fees for the separate audits of certain of our consolidated subsidiaries, the issuance of attestation reports, and consultations concerning financial accounting and reporting standards not billed as audit services.

Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services and assistance with tax audits and appeals. Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.

None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

WELLTOWER • 2023 Proxy Statement        29

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Pre-approval Policies and Procedures

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for Welltower by EY and is responsible for the audit fee negotiations associated with the engagement of EY. At its quarterly meetings, the Audit Committee pre-approves particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services. Prior to giving its approval, the Audit Committee reviews the written descriptions of these services provided by EY and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services provided to Welltower by EY during the year ended December 31, 2022 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Welltower’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management, the internal auditors and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including Welltower’s (i) 2022 integrated audit plan; (ii) updates on completion of the audit plan; (iii) compliance with the internal controls required under Section 404 of SOX; (iv) critical accounting policies; (v) assessment of the impact of new accounting guidance; (vi) non-GAAP policies and procedures; (vii) disclosure committee charter; (viii) critical audit matters; and (ix) cybersecurity.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Welltower’s accounting principles and such other matters as are required to be communicated to the Audit Committee under the applicable standards of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and Welltower and considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee discussed with Welltower’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of Welltower’s internal controls, and the overall quality of Welltower’s financial reporting. The Audit Committee held six meetings during the year ended December 31, 2022.

Based on reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Welltower’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2023. Mr. Patton, Ms. Reid, Mr. Rivera and Ms. Sullivan were each members of the Audit Committee in 2022 and participated in the reviews and discussions described above.

Submitted by the Audit Committee

Kathryn M. Sullivan (Chair)

Ade J. Patton

Diana W. Reid

Sergio D. Rivera

30        WELLTOWER • 2023 Proxy Statement

Proposal 3 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers

We are asking Welltower’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the named executive officers as disclosed in this Proxy Statement.

Welltower’s compensation programs are designed to link pay to performance and to reward the named executive officers for achieving short-term and long-term strategic, financial and operational goals and increasing shareholder returns. This compensation philosophy is central to Welltower’s ability to attract, retain and motivate individuals who can achieve superior financial results. We encourage shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes the details of Welltower’s compensation programs, our key financial and strategic achievements in 2022, and the decisions made by the Compensation Committee with respect to 2022 compensation.

Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation paid to Welltower’s named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, which disclosures include the disclosures under “Executive Compensation- Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables, is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Welltower, the Board, or the Compensation Committee. The Board and the Compensation Committee value the opinions of Welltower’s shareholders, and to the extent there is any significant vote against the named executive officers’ compensation, Welltower will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At Welltower’s 2017 Annual Meeting of Shareholders, shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve Welltower’s named executive officer compensation. In consideration of the results of the 2017 advisory vote, we currently hold say on pay votes every year. Following consideration of the outcome of the advisory vote on Proposal 4, we expect that the next advisory vote on Welltower’s named executive officer compensation will be held at the 2024 Annual Meeting of Shareholders.

WELLTOWER • 2023 Proxy Statement        31

Proposal 4 – Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

As described in Proposal 3 above, our shareholders have the opportunity to cast an advisory, non-binding vote to approve the compensation of the named executive officers. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, this Proposal 4 gives shareholders the opportunity to cast an advisory vote on how often shareholders will be given the opportunity to cast an advisory vote on executive compensation in the future. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on executive compensation every year, every two years, or every three years.

Our shareholders voted on a similar proposal in 2017 with the majority voting to hold the advisory vote on executive compensation every year. Accordingly, the Board decided, as previously disclosed, that our shareholders would cast an advisory vote to approve executive compensation every year, at least until the next advisory vote on the frequency of the advisory vote on executive compensation.

Our Board continues to believe that advisory votes on executive compensation should be conducted each year so that our shareholders may provide timely, direct input on Welltower’s executive compensation program, including the philosophy, policies, and practices with respect to such program, as disclosed in the proxy statement each year.

Shareholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

The Board recommends that on Proposal 4 you vote for future advisory votes on executive compensation to occur every “1 Year.”

As an advisory vote, this Proposal 4 is not binding on Welltower or the Board. However, the Board values the opinions expressed by shareholders and will consider the outcome of the vote when making a decision regarding the frequency of conducting an advisory vote on executive compensation.

The advisory vote on the frequency of holding advisory votes on executive compensation currently occurs every six years. Accordingly, it is expected that the next advisory vote on the frequency of holding advisory votes on executive compensation will occur at the 2029 annual meeting of shareholders.

32        WELLTOWER • 2023 Proxy Statement

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

WELLTOWER • 2023 Proxy Statement        33

Executive Compensation

Executive Officers

EXECUTIVE OFFICERS

SHANKH MITRA, Chief Executive Officer
Age 42	Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020. Mr. Mitra’s biographical information appears under “Director Nominees” on page 21.

TIMOTHY G. MCHUGH, Executive Vice President - Chief Financial Officer
Age 38

Mr. McHugh has served as Welltower’s Executive Vice President – Chief Financial Officer since April 2020. Mr. McHugh’s previous roles at Welltower included Senior Vice President – Chief Financial Officer & Treasurer from September 2019 to April 2020, Senior Vice President – Corporate Finance from August 2018 to August 2019, and Vice President – Finance and Investment from January 2016 to August 2018. He also served as Welltower’s Treasurer from March 2017 to August 2018. From 2010 to 2015, Mr. McHugh served as Senior Analyst – Real Estate Securities at RREEF Management, currently known as DWS Investments.

JOHN F. BURKART, Executive Vice President - Chief Operating Officer
Age 59	Mr. Burkart has served as Welltower’s Executive Vice President – Chief Operating Officer since July 2021. Before joining Welltower, Mr. Burkart was at Essex Property Trust, where he served as Chief Operating Officer and Senior Executive Vice President from September 2019 to December 2020 and as Senior Executive Vice President from January 2015 to September 2019. From 1996 to 2014, Mr. Burkart held a series of increasingly senior positions at Essex Property Trust.

MATTHEW G. MCQUEEN, Executive Vice President - General Counsel & Corporate Secretary
Age 50	Mr. McQueen has served as Welltower’s Executive Vice President – General Counsel & Corporate Secretary since November 2020. Mr. McQueen’s previous roles at Welltower included Senior Vice President – General Counsel & Corporate Secretary from July 2016 to November 2020, and Senior Vice President – Legal from March 2015 to July 2016. From 2007 to 2015, Mr. McQueen served as of counsel and a partner in the Corporate and Securities group at the law firm of Sidley Austin LLP.

AYESHA MENON, Executive Vice President - Wellness Housing and Development
Age 42	Ms. Menon has served as Welltower’s Executive Vice President – Wellness Housing and Development since January 2023. Ms. Menon previously served as Senior Vice President – Wellness Housing and Development from May 2021 to January 2023 and Senior Vice President – Strategic Investments from May 2019 to May 2021. From April 2018 to April 2019, Ms. Menon served as Director of Real Estate Investment at Sidewalk Labs, an Alphabet Inc. company. Ms. Menon was a real estate investor at Wheelock Street Capital from 2008 to 2018.

JOSHUA T. FIEWEGER, Chief Accounting Officer
Age 43	Mr. Fieweger has served as Welltower’s Chief Accounting Officer since November 2020. Mr. Fieweger’s previous roles at Welltower included Senior Vice President & Controller from January 2019 to November 2020, Vice President – Controller from March 2018 to December 2018, Vice President – Accounting from January 2015 to March 2018, and Director – Accounting from August 2011 to December 2014. Prior to joining Welltower in 2011, Mr. Fieweger was a Senior Manager in the audit and assurance practice at Ernst & Young LLP.

34        WELLTOWER • 2023 Proxy Statement

Executive Compensation

Executive Summary

EXECUTIVE SUMMARY

2022 Business Performance Highlights

Due to the needs-based nature of healthcare real estate, the performance of our various segments remained resilient in 2022 despite a year of elevated macroeconomic and geopolitical turbulence. We believe we are headed into 2023 with significant momentum, fueled by our strengthened operating fundamentals, external growth possibilities, and a very healthy balance sheet. The strong foundation we have built in recent years continues to bear fruit and our confidence in the long-term growth prospects remains high. See pages 4 and 5 for more information on our business performance.

Named Executive Officers

This Compensation Discussion and Analysis discusses the compensation of the following individuals, who were Welltower’s named executive officers (or “NEOs”) in 2022.

Shankh Mitra	Chief Executive Officer

Timothy G. McHugh	Executive Vice President – Chief Financial Officer

John F. Burkart	Executive Vice President – Chief Operating Officer

Matthew G. McQueen	Executive Vice President – General Counsel & Corporate Secretary

Ayesha Menon	Executive Vice President – Wellness Housing and Development

Biographical information about these individuals appears on page 34.

Compensation Principles

Welltower’s executive compensation program is designed to attract, motivate and retain top executive talent. Competing successfully in this dynamic sector requires highly skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns while effectively building relationships across the industry. We compete for talent both in the REIT industry and in areas beyond the REIT industry, including the investment banking and private equity fields. The Compensation Committee continually reviews and refines Welltower’s compensation practices so that the compensation program is in line with the market, is responsive to shareholder concerns, and considers best compensation practices. To that end, Welltower’s compensation program is based on three core principles:

•	Align pay with performance, utilizing absolute and relative goals that measure performance on both an annual and multi-year basis.

•	Align management and shareholder interests by establishing rigorous goals that balance and measure value creation over both the short and long term.

•	Pay the majority of compensation in the form of equity that vests over an extended number of years.

Compensation Philosophy and Objectives

The philosophy underlying Welltower’s executive compensation program is that we should provide competitive pay for achieving rigorous performance goals. The objective is to attract and retain the caliber of executive officers and other key employees necessary for Welltower to deliver sustained high performance to shareholders. Outlined below are the principles underlying Welltower’s executive compensation program.

Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods

•	Payouts vary based upon the degree to which performance targets are achieved.

•	Multiple performance measures are used to ensure a focus on overall Welltower performance.

•

Variable reward payouts are designed to provide competitive compensation for achieving expected performance and enhanced compensation for making business decisions that lead to performance that exceeds expectations.

WELLTOWER • 2023 Proxy Statement        35

Executive Compensation

Executive Summary

Link compensation realized to the achievement of Welltower’s short- and long-term financial and strategic goals

•	A majority of each NEO’s total direct compensation opportunity is in the form of annual and long-term incentive compensation.

•	Participation in performance-based programs is intended to drive long-term performance that exceeds peers.

•	Performance measures are selected based on a careful assessment of measures that will encourage profitable growth and increase shareholder value.

•	Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect Welltower’s short- and long-term business plans.

Align management and shareholder interests by rewarding for long-term shareholder value creation

•

Long-term incentives are granted in the form of equity awards that vest based on performance and continued employment over multiple years, which aligns management’s interests with those of Welltower’s shareholders.

•

The current incentive programs include an annual cash bonus component and an equity component with successive three-year performance periods to emphasize both short- and long-term shareholder value creation.

•

Stock ownership guidelines require Board members and executives to maintain significant levels of stock ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests.

Attract and retain top management talent

•	The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business.

•	The Compensation Committee considers the market compensation levels when setting target compensation for the NEOs, with actual payout levels aligning with company performance.

•	As a key element of our incentive program, individual performance metrics motivate executives to perform at the highest levels and determine actual payouts of annual cash bonuses.

Policies and Procedures

Welltower has adopted a number of measures to drive performance, align executive and shareholder interests, and implement the compensation philosophy described above.

What Welltower Does	What Welltower Doesn’t Do

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value-creation metrics that are disclosed to shareholders. Performance awards are only earned if certain performance hurdles are achieved.

Guarantee salary increases, bonuses or equity grants. Welltower does not guarantee annual salary increases, bonuses or equity grants. We currently have no guaranteed commitments to grant any bonuses or equity-based awards.

Balances short- and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.

Provide excise tax gross-up payments. Welltower does not have any employment agreements that require excise tax gross-up payments and does not intend to enter into agreements that provide for such payments in the future.

Caps award payouts. Amounts or shares that can be earned under the annual incentive program and the long-term incentive program are capped. There are no guaranteed minimum amounts or awards.

Reprice options; no cash buyout. Since the initial public offering in 1978, Welltower has not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options without shareholder approval is not permitted under the 2022 Long-Term Incentive Plan. Welltower has also never bought out options or SARs with cash.

36        WELLTOWER • 2023 Proxy Statement

Executive Compensation

Executive Summary

What Welltower Does	What Welltower Doesn’t Do

Maintains stock ownership guidelines. The CEO and other executive officers must own shares with a fair market value of six times base salary and three times base salary, respectively. The non-employee directors must own shares with a fair market value of five times the annual cash retainer.

Hedging. Directors and executive officers are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities.

Utilizes an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the REIT industry.	Dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the underlying shares are earned.

Maintains a clawback policy. The clawback policy allows Welltower to require repayment of incentive compensation paid or awarded to officers in certain cases if there is misconduct that contributes to a financial restatement or material financial or reputational harm to Welltower.	No automatic single-trigger vesting. Awards under Welltower’s various long-term incentive programs do not automatically accelerate upon a change in control of Welltower.

Conducts a risk assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on Welltower.

Responsible share recycling. The 2022 Long-Term Incentive Plan does not include liberal share recycling provisions that could otherwise dilute Welltower’s shareholders.

WHO MAKES COMPENSATION DECISIONS?

The Compensation Committee is responsible for determining the nature and amount of compensation for Welltower’s Chief Executive Officer and for reviewing and approving the compensation for Welltower’s other executive officers. More generally, the Compensation Committee is responsible for Welltower’s executive compensation program and implementing its underlying philosophy and policies. An independent compensation consultant and certain members of management assist in this work.

Role of the Compensation Consultant

The Compensation Committee has engaged Ferguson Partners Consulting (“FPC”) as its independent compensation consultant to provide advice about compensation program design, the components of Welltower’s executive compensation programs, and the amounts Welltower should pay its executive officers.

FPC performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, review materials to be presented at meetings, and obtain the consultant’s opinion and perspective on proposals prepared by management.

During 2022, FPC performed the following specific services:

•	Re-evaluated the peer group;

•	Conducted a comprehensive review of Welltower’s compensation programs as compared to market data;

•	Performed a risk assessment of Welltower’s compensation programs;

•	Assisted with the development of key incentive performance metrics to align with the business; and

•	Kept the Compensation Committee apprised throughout the year on key legislative developments impacting compensation and emerging best practices.

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Executive Compensation

Who Makes Compensation Decisions?

FPC’s independence was assessed by the Compensation Committee in early 2023, and no conflicts of interest were found.

Input of Executive Officers

The Compensation Committee receives input from certain officers on a variety of issues related to compensation.

•

Welltower’s Chief Executive Officer considers the performance of the other NEOs and makes recommendations to the Compensation Committee regarding their respective individual performance scores for the annual cash bonus program, as well as future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when making its decisions.

•

Each year, management establishes an annual business plan for the Board’s review, which includes financial budgets and key financial and strategic objectives for Welltower. The Compensation Committee ensures those financial and strategic objectives are included in the annual plan.

•	Welltower’s Executive Vice President – Chief Financial Officer assists the Compensation Committee in assessing the financial impact of compensation decisions.

•

Welltower’s Executive Vice President – General Counsel & Corporate Secretary and Senior Vice President – Head of Human Capital assist the Compensation Committee with legal compliance for the compensation programs, ensuring that all relevant documentation and disclosures are completed.

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Executive Compensation

Shareholder Outreach Initiatives

SHAREHOLDER OUTREACH INITIATIVES

At the 2022 Annual Meeting, approximately 85% of shareholder votes were cast in favor of approval of the compensation paid to the NEOs (commonly referred to as the “Say-on-Pay” proposal), which was less than the 2021 Say-on-Pay voting results (approximately 93% of shareholder votes cast in favor). The Compensation Committee and management took such results seriously and, in response, proactively increased shareholder outreach efforts to refine and enhance the executive compensation program, including targeted outreach following the release of the 2022 proxy statement and ahead of the release of the 2023 proxy statement.

The Compensation Committee considered the feedback provided during shareholder and investor meetings over the past few years and feedback it received from proxy advisory firms in its assessment of the 2022 compensation program. Our dialogue with shareholders deepens the Board’s understanding of shareholder areas of focus and provides investors with insight into our Board’s decision-making and processes. Some of the feedback we heard from shareholders and our responses to this feedback is detailed below. Our recent Say-on-Pay votes and investor feedback indicate that investors have been very pleased with Welltower’s continuing efforts to sustain the connection between pay and performance. Accordingly, the Compensation Committee did not make any other changes to Welltower’s 2022 executive compensation program other than as described below.

What We Heard from Shareholders	How We Responded

Encouraged us to maintain our ESG leadership by continuing to adopt evolving ESG initiatives to increase operational efficiency and shareholder value

Continued to be an industry leader in ESG, with an expansion of initiatives encompassing sustainability, climate resilience, diversity and inclusion, health and wellness, social equity, and shareholder-friendly governance practices

Favored enhanced transparency through quantitative measures to evaluate ESG performance	Enhanced the ESG measures in our 2022 annual incentive program by adding a quantitative scorecard that measures our progress on specific ESG initiatives and rigorous goals

Expressed a preference for more disclosure about the goals used to evaluate individual performance	Included description of the goals used to evaluate individual NEO performance in our 2022 annual inventive program discussion

Focused on at risk pay-for-performance

Increased the 2022 total target direct compensation at risk from a total of 93.5% of the CEO’s compensation in 2021 to 96.8% in 2022 and a total of 85.3%, on average, of the other NEOs’ compensation in 2021 to 94.3% in 2022

Conveyed continued support for the strong pay-for performance structure of our compensation program

Maintained a strong alignment of interest with investors by basing annual bonuses, LTIP awards, and 2022-2025 OPP awards fully on performance by NEOs, contributing to operations and financial performance

Favored having a greater portion of the annual incentive plan tied to FFO per diluted share(1) for certain NEOs	Normalized FFO per diluted share weighting of 20% for all NEOs

Appreciated our efforts to compete for and retain talent as reflected by high employee engagement scores and low voluntary turnover rate

Adopted the 2022-2025 OPP to award our NEOs and 25 other key employees only if rigorous performance objectives are achieved

Continued to incorporate stock-based compensation across all levels of the organization to promote an “ownership” culture and maintain strong alignment of employee interests with those of our shareholders

Favored maintaining a relevant peer group of comparable REITs in our compensation program

Continued to include only REITs in our peer group, including those with a similar size, business model, and geographic footprint, and exclude companies in the private equity or investment banking sectors despite competing with these sectors for talent

(1)	Funds from Operations attributable to common stockholders per diluted share, or FFO, is a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

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Executive Compensation

Compensation Peer Group

COMPENSATION PEER GROUP

Every year the Compensation Committee conducts a comprehensive evaluation of Welltower’s executive compensation programs relative to a relevant peer group of comparable REITs. When evaluating the peers, the Compensation Committee examines companies similar in size, business model, geographic footprint, regulatory environment, competitive dynamics, and/or other considerations. This competitive review is one of the chief elements the Compensation Committee considers in making compensation decisions. While Welltower is a publicly-traded REIT and it generally selects other publicly-traded REITs to compose the peer group, it is important to acknowledge that it does not only compete for talent with peers in the REIT industry. For example, one of our most recent executive officer hires, Ayesha Menon, previously worked at Alphabet Inc. prior to joining Welltower. Welltower competes for talent beyond just the REIT industry, including investment banks and private equity firms, and the Compensation Committee considers the compensation practices in these other industries.

Across the equity-based public REIT industry, Welltower was the ninth largest REIT measured by enterprise value and eighth largest by market capitalization as of December 31, 2022. The other companies in the peer group are similar in size to Welltower and share a similar business model, geographic footprint, regulatory environment and/or competitive dynamics. The peer group represents the industries with which Welltower currently competes most regularly for executive talent, and also includes our principal business competitors.

Market Capitalization ($B) vs. Peer Group
Peer	Industry	Market Capitalization

Prologis, Inc. (PLD)	Industrial	$106.7

American Tower Corp. (AMT)	Specialty	$98.6

Equinix (EQIX)	Specialty	$60.7

Public Storage (PSA)	Self-Storage	$49.4

Simon Property Group, Inc. (SPG)	Regional Mall	$44.0

Welltower Inc. (WELL)	Health Care	$32.3

Digital Realty Trust (DLR)	Specialty	$29.8

Equity Residential (EQR)	Multi-Family	$23.1

AvalonBay Communities, Inc. (AVB)	Multi-Family	$22.6

Ventas, Inc. (VTR)	Health Care	$18.2

Healthpeak Properties, Inc. (PEAK)	Health Care	$13.9

Boston Properties Inc. (BXP)	Office	$11.8

Vornado Realty Trust (VNO)	Diversified	$4.3

Source: S&P Global, data as of December 31, 2022.

Source: KeyBanc, data as of December 31, 2022.

The Compensation Committee believes that market data plays an important role in the design and implementation of its compensation programs. The Compensation Committee considers multiple factors and types of internal and external data in making both individual and plan-level compensation decisions. The benchmarking data provides an important – but not dispositive – reference point when evaluating whether pay levels are appropriate. Although the Compensation Committee does not precisely benchmark to a specific market percentile, the market median typically is an initial focus and point of reference.

The Compensation Committee reviewed the 2022 total target compensation (base salary, target cash bonus, and target equity awards) of our NEOs, including our CEO, Mr. Mitra, evaluated their performance, and adjusted their compensation to recognize their achievements and effectiveness as leaders and to better align their compensation with that of their peers. The Compensation Committee’s goal is to maintain the NEOs’ compensation at a competitive level with their peers who have substantially similar roles and responsibilities.

The Compensation Committee will continue to evaluate and adjust target compensation and corresponding incentive opportunity levels over time to ensure Welltower’s compensation programs are competitive and consistent with our compensation philosophy.

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Executive Compensation

Compensation Elements and Results

COMPENSATION ELEMENTS AND RESULTS

The Compensation Committee has adopted a compensation program that meets Welltower’s goals of aligning executive and shareholder interests and incentivizing Welltower’s executives. The balance of elements in the compensation program—both fixed and variable and short and long term—helps Welltower to retain, motivate, and reward the NEOs and other executives, with an emphasis on performance-based compensation. The charts below illustrate the NEOs’ total target direct compensation for 2022. A total of 96.8% of Welltower’s CEO’s compensation is at risk and, on average, 94.3% of the total target compensation of Welltower’s other NEOs is at risk.

(1)

The charts include the Monte Carlo value of the performance-based restricted stock unit award received by Messrs. Mitra, McHugh, Burkart and McQueen and Ms. Menon on January 17, 2022. The likelihood of meeting the hurdle goal of 9% compounded annual growth rate for Normalized Funds From Operations per diluted share was improbable as of December 31, 2022, and, therefore, we have not recognized any related expense during 2022 and there is no value included for these awards in the Summary Compensation Table.

Base Salary

Base salaries for our NEOs are generally targeted to approximate the market median but may deviate from this competitive position based on the scope of the individual’s role in the organization, the individual’s experience in the current position, and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels. Salaries for Messrs. Mitra, McHugh and McQueen and for Ms. Menon were increased in 2022 to recognize individual performance and continued growth and development in their roles. Base salaries for the NEOs are shown below.

Executive	2021 Annual Salary ($)	2022 Annual Salary ($)	% Increase

Shankh Mitra	1,000,000	1,150,000	15.0%

Timothy G. McHugh	600,000	675,000	12.5%

John F. Burkart	600,000	600,000	0%

Matthew G. McQueen	550,000	575,000	4.5%

Ayesha Menon	550,000	565,000	2.7%

Annual Incentives

Annual incentives reward the executives for achieving prescribed performance objectives tied to Welltower’s annual business plan, as well as achieving individual performance objectives. Under this program, a range of earning opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high) on different performance metrics or categories. In each case, threshold performance will lead to a 50% payout, target performance will lead to a 100% payout, and high performance will lead to a 200% payout.

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Executive Compensation

Compensation Elements and Results

The rigorous corporate performance measures and weightings adopted by the Compensation Committee for 2022 under the annual incentive program are described below.

                  Normalized Funds From Operations (FFO) Per Diluted Share

                  Adjusted Fixed Charge Coverage

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Executive Compensation

Compensation Elements and Results

                  General and Administrative Expense Controls

                  ESG Measures

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Executive Compensation

Compensation Elements and Results

Goals	Possible	Earned	Results

Continue to achieve MSCI ESG Rating Level A or above	1	1	✓ Achieved Level AAA
Increase GRESB Score by 5%	1	1	✓ Increased GRESB score by 16%

Continue to achieve recognition by EPA and Department of Energy as ENERGY STAR® Partner of the Year at Sustained Excellence level	3	3	✓ Awarded 2022 ENERGY STAR® Partner of the Year at Sustained Excellence level
Increase sustainability (e.g., energy, water, and waste) data coverage by 10%	1	0	Did not achieve the targeted progress for the year

Continue to achieve recognition in Bloomberg Gender-Equality Index and improve average overall score by 1%	3	3	✓ Awarded inclusion in 2023 Bloomberg GEI Index
Increase ENG membership by 10%	2	2	✓ Achieved a greater than 10% increase in membership
Increase volunteer hours by 10%	1	1	✓ Achieved a greater than 10% increase in volunteer hours ✓ Each office champion planned a volunteer day

Achieve top 30% (3rd decile) ISS Quality Score ranking for each of Governance, Environment and Social pillars	3	3	✓ In the top 20% for each pillar at the end of 2022
Demonstrate sustained strong employee engagement through a 1% increase in annual engagement survey results (86%) and ensure 95% of our employees complete ESG aligned courses	1	1	✓ In October 2022 employee engagement survey, achieved an 86% engagement score ✓ Over 95% of employees completed ESG-aligned training in 2022

                  Individual Performance

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Executive Compensation

Compensation Elements and Results

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Executive Compensation

Compensation Elements and Results

2022 Individual Performance

MR. MITRA
Individual Goals	Key Achievements	Performance Ranking
Advance Overall Strategy • Continue to lead the execution of the strategic plan to ensure Welltower is positioned to drive sustainable shareholder value

• Delivered total shareholder return which exceeded that of Healthcare REIT peers and the broader REIT Index(1)

• Achieved, together with the COO, seniors housing operating portfolio same store NOI growth of 19.9%(2), the highest level in Welltower’s recorded history and significantly outperformed large cap peers(2)

• Oversaw, together with the COO, peer group leading outpatient medical portfolio results, including year-end same store occupancy, tenant retention, and NOI per square foot

• Established new long-term growth relationships with best-in-class developers, operators and investors, including a strategic partnership with Reuben Brothers, a highly-sophisticated global investor, and Retirement Unlimited, a premier seniors housing operator on the East Coast

• Expanded Welltower’s strategic partnership with Oakmont Management Group, a leading West Coast operator of Class A communities and StoryPoint Senior Living, a preeminent senior living operator across the Midwestern U.S.

• Oversaw the formation of a joint venture with Integra Healthcare Properties and the transition of operations of the skilled nursing assets previously managed by ProMedica to best-in-class regional operators, which resulted in combined cash rent increases over 4% relative to total contractual rent from the joint venture with ProMedica

• Oversaw, together with the COO and CFO, a multi-year process resulting in a favorable private letter ruling from the Internal Revenue Service (“IRS”) providing Welltower with significant flexibility in operating ~45k independent living units primarily located in Canada and the U.S.

HIGH

Optimize Shareholder Value

• Meet or exceed financial goals

• Maintain Welltower’s position as an industry sector leader in attracting and accessing capital

• Expand and diversify investor base with an emphasis on long term shareholders, including global pension funds, sovereign wealth funds, and funds focused on ESG

• Set the tone for financial discipline and balance to appropriately manage costs and invest in Welltower’s future

• Continuously explore opportunities to strengthen Welltower’s financial position, growth, and profitability

• Oversaw Welltower’s completion of $4.1 billion of pro rata gross investments across all property sectors and geographies, making 2022 one of the most active years of capital deployment in Welltower’s history, and these investments are expected to create significant long-term value for shareholders

• Converted 21 development projects for an aggregate pro rata investment of $668 million

• Oversaw, together with the CFO, significant strengthening of Welltower’s balance sheet amidst elevated capital markets volatility: net debt to Adjusted EBITDA declined to 6.31x(2) at December 31, 2022 from 6.95x(2) at December 31, 2021 and, at year-end 2022, maintained $4.7 billion of available liquidity inclusive of available cash, restricted cash, and full availability of the line of credit

• Executed, together with the CFO, the efficient issuance of $3.7 billion of common equity at an average price of $86.23 per share and completion of Welltower’s second green bond issuance consisting of $550 million senior unsecured notes

• Achieved, together with the CFO, peer-leading corporate expense efficiency, with G&A expense relative to enterprise value of 0.31% at December 31, 2022

(1)	FTSE NAREIT Health Care Property Sector Index and FTSE/NAREIT All Equity REITs Index.
(2)	Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

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Executive Compensation

Compensation Elements and Results

MR. MITRA
Individual Goals	Key Achievements	Performance Ranking

• Continued to expand and diversify Welltower’s investor base with an emphasis on long-term shareholders, including global pension funds, sovereign wealth funds, and ESG-focused funds

• Recognized as one of the top three CEO’s in the U.S. REIT sector by Institutional Investor in a broad survey of buy-side analysts, portfolio managers, and sell-side researchers at securities firms and financial institutions

Position Welltower as an ESG Industry Leader

• Provide leadership and champion Welltower as a thought leader and agent of change for the aging population in health care delivery and ESG – notably diversity, inclusion and sustainability

• Be actively involved and participate in Welltower’s Employee Network Groups and cultural development initiatives

• Named Co-Chair of Welltower’s ESG Steering Committee, which is responsible for assisting and advising the Leadership Team on ESG matters and making regular updates to the Nominating/Corporate Governance Committee

• Maintained strong employee engagement through competitive and incentive-based compensation programs, recognition of key employee accomplishments through semi-annual awards and active employee participation in the Welltower Charitable Foundation which has provided more than $42 million in cash and in-kind support since its inception

• Maintained gender parity across the organization, resulting in a split of 49% women/51% men at year end, and named to the Bloomberg Gender-Equality Index for the fifth consecutive year

HIGH

Advance Organizational Culture, Learning & Development Initiatives

• Finalize VP+ leadership development initiatives and devise a follow-up plan to ensure Welltower leaders access developmental resources

• Present a leadership development plan to the Board that evaluates key talent readiness to assume critical roles

• Successfully executed a Leadership Development plan to support the mechanism to evaluate talent readiness for key critical roles and presented this plan to the Board

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Executive Compensation

Compensation Elements and Results

MR. MCHUGH
Individual Goals	Key Achievements	Performance Ranking
Maintain Balance Sheet Strength & Efficient Cost of Capital • Meet or exceed specified financial metrics

• Oversaw, together with the CEO, significant strengthening of Welltower’s balance sheet amidst elevated capital markets volatility, with net debt to Adjusted EBITDA declining to 6.31x(1) at December 31, 2022 from 6.95x(1) at December 31, 2021

• Maintained strong liquidity profile, ending the year with $4.7 billion of available cash, restricted cash, and full availability of the line of credit

• Closed on an amended $5.2 billion unsecured credit facility with improved pricing across Welltower’s line of credit and term loans

• Oversaw, the efficient issuance of $3.7 billion of common equity at an average price of $86.23 per share and completion of Welltower’s second green bond issuance consisting of $550 million senior unsecured notes

• Maintained consistent dialogue with rating agencies and led efforts to maintain BBB+ / Baa1 credit ratings

• Oversaw efforts to continue to provide transparent communication to investors and engage in extensive investor outreach, including 13 business update presentations

• Assisted with the formation of a joint venture with Integra Healthcare Properties and the transition of operations of the skilled nursing assets previously managed by ProMedica to best-in-class regional operators, which resulted in combined cash rent increases over 4% relative to total contractual rent from the joint venture with ProMedica

• Oversaw, together with the CEO and COO, a multi-year process resulting in a favorable private letter ruling from the IRS providing Welltower with significant flexibility in operating its independent living facilities

• Achieved, together with the CEO, peer-leading corporate expense efficiency, with G&A expense relative to enterprise value of 0.31% as of December 31, 2022

HIGH

Position Welltower as an ESG Industry Leader

• Maintain already high scores from external ESG rating agencies, including MSCI and Sustainalytics, and identify any areas for improvement

• Be actively involved and participate with Welltower’s Employee Network Groups and the Welltower Charitable Foundation

• Established Welltower as an industry leader in the management of ESG risks and opportunities, highlighted by our AAA ESG rating from MSCI

• Increased sustainability data coverage across the portfolio through education and outreach to seniors housing operators in order to report company-wide energy and water usage more accurately

• As a board member of the Welltower Charitable Foundation, led the allocation of funds to eligible nonprofit organizations identified by employees

Drive Technology Improvements & Corporate Costs Control • Implement and update core enterprise applications to a best in class, scalable industry platform

• Oversaw the successful launch of new enterprise resource planning and corporate performance management systems in the third quarter of 2022

• Led a disciplined effort to control corporate overhead cost within the initial 2022 budgeted range despite asset growth that far exceeded initial expectations

Advance Organizational Culture, Leadership & Development Initiatives

• Develop talent in key leadership positions

• Contribute to cultural initiatives and support the implementation and follow up to the Welltower Employee Engagement Survey

• Identified leadership development opportunities for direct reports, including development of next-level skills, increased visibility, and accountability with key stakeholders

• Helped advance engagement efforts through his involvement as a key sponsor on numerous employee-led initiatives

(1)	Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

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Executive Compensation

Compensation Elements and Results

MR. BURKART
Individual Goals	Key Achievements	Performance Ranking

Advance Data & Insights Performance

• Consolidate enterprise application landscape and centralize key transactional and master data for more efficient and accurate reporting

• Update technology infrastructure to improve scalability and security and reduce enterprise risk

• Continue to evolve governance processes and forums to drive higher project throughput, optimized cost models, and improved project delivery

• Attained leading operating results amongst large cap peers by implementing insights received from Welltower’s innovative data analytics platform across the seniors housing and outpatient medical businesses

• Developed and refined a prototype that will allow Welltower to benchmark its seniors housing operating partners irrespective of market

• Designed a world class operating platform to enhance the resident and employee experience while optimizing financial results across all property types

• Designed enhancements to Welltower’s industry-leading data analytics platform, enabling the flow of real-time data to provide actionable asset management insights, thereby improving the customer and employee experience while delivering improved operational performance

Advance Asset Level Financial Performance • Advance opportunities to strengthen Welltower’s financial performance and growth • Positively impact partners’ operational ability

• Achieved seniors housing operating portfolio same store NOI growth of 19.9%(1), the highest level in Welltower’s recorded history and significantly outperformed large cap peers

• Pursued aggressively cost savings opportunities across Welltower’s business, including reduction of agency labor in the seniors housing business, to control expense growth during a period of high inflationary pressures

• Achieved historic RevPOR growth in the seniors housing business through strong pricing power, coupled with improvements in billing practices, refinement of resident assessment tools, and rightsizing of pricing standards

• Oversaw peer-group leading year-end same store occupancy, tenant retention, and NOI per square foot in the MOB sector

• Planned and executed property transitions to three best-in-class operators, Oakmont Management Group, Cogir Management Corporation, and Kisco Senior Living, with well-aligned management contracts to drive improved NOI performance

• Oversaw, together with the CEO and CFO, a multi-year process resulting in a favorable private letter ruling from the IRS providing Welltower with significant flexibility in operating its independent living facilities

BETWEEN TARGET AND HIGH
Build and Leverage an Internal Team to Further Enhance Industry-Leading Operating Performance

• Created a capital and renovation team responsible for optimizing the customer experience and enhancing investment in Welltower properties

• Leveraged internal asset management team to reduce agency labor use across entire platform, dramatically lowering agency use by approximately 44% on same store assets

(1)	Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

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Executive Compensation

Compensation Elements and Results

MR. MCQUEEN
Individual Goals	Key Achievements	Performance Ranking

Leverage Internal Legal Team to Drive Transactional Efficiencies and Optimize Financial Performance

• Protect infrastructure by reducing Welltower’s exposure to risk, including enterprise risk, litigation, and compliance with regulatory and SEC requirements

• Streamline the flow of information between the Legal team and Tax/Compliance team to ensure accuracy of data for completion of transactions

• Utilize joint cost-sharing agreements and alternative billing arrangements where appropriate

• Successfully led the corporate reorganization of Welltower into an UPREIT structure to improve its ability to acquire properties on a tax-deferred basis

• Oversaw, in collaboration with the CEO and CIO, the negotiation of, and led the legal process with respect, to the formation of a joint venture with Integra Healthcare Properties and the transition of operations of the skilled nursing assets previously managed by ProMedica to best-in-class regional operators, which resulted in combined cash rent increases over 4% relative to total contractual rent from the joint venture with ProMedica

• Protected infrastructure by reducing Welltower’s exposure to risk (e.g., enterprise risk, litigation and compliance with regulatory and SEC requirements)

• Developed comprehensive workstreams for compliance management in connection with regulatory filings

• Provided leadership in support of restructuring underperforming contractual relationships, including property transitions to three best-in-class operators, Oakmont Management Group, Cogir Management Corporation, and Kisco Senior Living, with well-aligned management contracts to drive improved NOI performance, and proactively enforced and leveraged Welltower’s rights and expectations

• Partnered with Investment teams to lead several key transactions and maintain successful and profitable operator relationships, including the execution of $4.1 billion of pro rata gross investments

• Provided support to the Capital Markets team in structuring and executing equity, debt, and derivative transactions, including the efficient issuance of over $4.2 billion of common equity and senior unsecured notes to fund Welltower’s growth initiatives and the closing of an amended $5.2 billion unsecured credit facility with improved pricing across Welltower’s line of credit and term loans

HIGH

Position Welltower as an ESG industry leader in Social & Governance Business Practices

• Continue to enhance ESG disclosure and reporting efforts

• Maintain Board diversity at or above 50% female and minority composition

• Oversaw several ESG initiatives including the launch of the ESG Steering Committee and leading ESG risk mitigation as part of ERM committee oversight

• Oversaw the integration of various ESG reporting systems to enhance and increase data and information

• Recognized for industry-leading governance practices, including #1 ranking from Green Street Advisors for Corporate Governance amongst all US REITs

Build and Retain an Exceptional Team

• Seek to identify ways that the Legal, Risk Management, Human Capital, and Internal Audit teams can support other departments with their expertise

• Expand the visibility of team members to ensure increased collaboration and partnership with internal partners

• Continue to grow and develop team members to maximize potential of the team, including through creating succession plans for key positions

• Create and support a recognition culture, including through regular acknowledgement of employee achievements

• Served as a key legal resource and partner to the COO on the expansion of the operations function and asset management resources

• Served as a key resource and liaison to the Chairman of the Board, communicating regularly with Board members and Committee Chairs

• Identified leadership development opportunities for direct reports, including development of next-level skills, increased visibility, and accountability with key stakeholders

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Executive Compensation

Compensation Elements and Results

MS. MENON
Individual Goals	Key Achievements	Performance Ranking

Position Wellness Housing for Financial Growth

• Significantly expand wellness housing platform through a combination of development and acquisitions

• Achieve a blended unlevered IRR in excess of Welltower’s cost of equity capital

• Led the growth of doubling Welltower’s wellness housing portfolio through robust acquisitions and development activity, including the acquisition of a $502 million portfolio comprised of 25 senior apartment communities

BETWEEN TARGET AND HIGH

Optimize Processes and Technology to Drive Performance

• Improve reporting to better represent the production pipeline and a partner health score card

• Partner with Asset Management team to produce standardized quarterly tracking and commence an annual business planning process by asset, for implementation in 2023

• Work with risk management consultant and Investment team leads to create a scalable insurance procurement process for Welltower’s development pipeline

• Build a data tool to produce wellness housing product insights for point locations

• Roll-out a brand management engagement with wellness housing partners

• Improved reporting capabilities to better represent the production pipeline and our partners’ performance

• In partnership with the Business Insights team, produced a suite of predictive tools for underwriting acquisitions and developments

• Collaborated on the creation of a scalable insurance procurement process for Welltower’s development pipeline, resulting in immediate and significant cost savings without compromising coverage

• Commenced brand management engagement and implementation with four wellness housing partners

• Implemented change management to integrate Welltower’s enhanced development team’s skills into the investment underwriting and asset management process

Advance Recruiting Activities, Organizational Culture, Leadership & Development Initiatives

• Partner with Human Capital team to formalize a campus recruiting process to produce a durable talent pipeline to fuel our entry and mid-level positions

• Provide mentorship and development opportunities internally

• Partnered with Human Capital to increase campus recruiting activity for our early career programs to produce a talent pipeline to fuel entry and mid-level roles and identified and enhanced key talent in critical leadership roles

• Supported the advancement of diversity and inclusion through active leadership and engagement on Welltower’s Diversity Council and encouraging employee participation in the Employee Network Groups

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Executive Compensation

Compensation Elements and Results

Annual Incentive Payments

The table below illustrates each executive’s total annual incentive earnings opportunity and the actual bonuses for 2022 corporate and individual performance that were approved at the Compensation Committee’s February 23, 2023 meeting. The performance on both corporate measures and individual NEO achievements resulted in the above-target payouts below.

	2022 Annual Incentive Opportunity (as a % of Base Salary)			2022 Annual Incentive Bonus Earned
	Threshold	Target	High	% Payout (as a % of Base Salary)	Amount ($)

Shankh Mitra	100%	200%	400%	229%	2,634,267

Timothy G. McHugh	75%	150%	300%	172%	1,159,650

John F. Burkart	75%	150%	300%	168%	1,010,550

Matthew G. McQueen	50%	100%	200%	115%	658,567

Ayesha Menon	50%	100%	200%	111%	625,926

2022 bonus awards were the lowest awarded in 5+ years and 41% below 2021 bonus awards.

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Executive Compensation

Compensation Elements and Results

Long-Term Equity Incentive Compensation

2022-2024 Long-Term Incentive Program

The NEOs received long-term equity incentive awards under the 2022-2024 Long-Term Incentive Program (“2022-2024 LTIP”) in the form of performance stock units (“PSUs”) (70%) and a choice of restricted stock units (“RSUs”) or stock options (30%). All awards vest subject to continued service with Welltower, and the PSUs are also subject to the achievement of performance metrics established by the Compensation Committee at the beginning of the performance period.

Performance Stock Units

The Compensation Committee set two metrics for the 2022 PSUs: 80% of the performance grant (56% of each NEO’s total equity incentive grant) is subject to Welltower’s relative total shareholder return (“TSR”) for the 3-year forward-looking performance period ending December 31, 2024 (“TSR-Based LTIP”) and the remaining 20% (14% of each NEO’s total equity incentive grant) is subject to Welltower’s performance against the (Net Debt + Preferred)/Annualized Adjusted EBITDA measure. The Compensation Committee selected a relative TSR performance metric because it allows shareholders to evaluate Welltower’s performance in comparison to its peers —the companies that constitute two independent, widely-used REIT indexes:

•	40% (28% of the total equity incentive grant) will be measured against the FTSE Nareit Equity Health Care Index, and

•	40% (28% of the total equity incentive grant) will be measured against the Morgan Stanley (MSCI) US REIT Index (the “MSCI US REIT Index”).

A relative metric also mitigates the impact of broad market trends that do not reflect Welltower’s actual performance.

The Compensation Committee set the target performance goal for the 2022-2024 TSR-Based LTIP at the TSR of the relevant index, the threshold performance goal at 6% minus the TSR of the relevant index, and the high performance goal at 6% above the TSR of the relevant index.

The (Net Debt + Preferred)/Annualized Adjusted EBITDA measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long-term indebtedness at a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goals.

For relative TSR measures, reaching the threshold, target or high achievement levels would result in a payout of 25%, 100% or 300%, respectively, of the target award opportunity. For (Net Debt + Preferred)/Annualized Adjusted EBITDA measure, reaching the threshold, target or high achievement levels would result in a payout of 50%, 100% or 200%, respectively, of the target award opportunity. Payout amounts between levels will be interpolated, and there will be no payout for metrics with outcomes below the threshold achievement levels.

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Executive Compensation

Compensation Elements and Results

For any performance-based awards earned, the NEOs have a required two-year holding period after the end of the performance period.

Restricted Stock Units or Stock Options

The remaining 30% of each NEO’s 2022 equity incentive opportunity was granted in the form of a time-based award that vests and, if applicable, becomes exercisable over four years beginning on January 15, 2023. The NEOs were offered the opportunity to elect to receive their time-based awards in the form of either RSUs and/or nonqualified stock options. The table below shows the NEOs’ respective elections. Because the ultimate value of the RSUs and stock options is tied to Welltower’s stock price, the Compensation Committee believes that offering these time-based awards that vest independent of corporate performance promotes the retention of Welltower’s talented management team, while still incentivizing a focus on long-term results and the interests of Welltower’s shareholders.

	Election of RSUs and Nonqualified Stock Options
Name	RSUs	Nonqualified Stock Options

Shankh Mitra	0%	100%

Timothy G. McHugh	67%	33%

John F. Burkart	0%	100%

Matthew G. McQueen	100%	0%

Ayesha Menon	50%	50%

2022-2024 LTIP Award Opportunities

The Compensation Committee, in consultation with FPC, approved the target 2022-2024 LTIP opportunities for the NEOs as set forth in the table below in February 2022. These award opportunities reflect the Compensation Committee’s assessment of compensation data for peers with substantially similar roles and responsibilities provided by FPC, each NEO’s relative duties and responsibilities, each NEO’s impact on Welltower’s results, and the inherent risk by tying the majority of these award opportunities to rigorous performance objectives. The table below shows the grant date target value of the 2022 equity incentive awards, and the 2022 Grants of Plan Based Awards table shows the grant date fair value based on a Monte Carlo valuation model in accordance with FASB ASC Topic 718.

Name	TSR vs FTSE Nareit Equity Health Care Index ($)	TSR vs MSCI Index ($)	Net Debt + Preferred/ Annualized Adjusted EBITDA Ratio ($)	Time- Based RSU ($)	Time- Based Options ($)	Total Opportunity ($)

Shankh Mitra	3,067,983	3,403,785	1,282,480	—	2,700,000	10,454,249

Timothy G. McHugh	1,193,145	1,323,739	498,785	712,489	350,009	4,078,167

John F. Burkart	1,022,695	1,134,633	427,493	—	900,000	3,484,822

Matthew G. McQueen	477,279	529,518	199,549	427,493	—	1,633,839

Ayesha Menon	392,106	435,023	163,903	175,641	172,519	1,339,191

NEOs who earn PSUs or RSUs also receive dividend equivalent rights entitling them to a cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such shares vest.

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Executive Compensation

Compensation Elements and Results

Status of LTIP Award Programs

The graphic below summarizes the performance periods and outcome, or projected outcome, of Welltower’s LTIP awards granted from 2016 to 2022.

(1)	The performance period for these awards remains open and the payout percentage has not been determined. Welltower makes no prediction as to the future performance of Welltower’s stock.

2020-2022 LTIP Award Results

This forward-looking program covered the three-year performance period ended December 31, 2022. The Compensation Committee established goals in early 2020 for the three measures described below based on Welltower’s internal projections. The components of the three-year program were consistent with Welltower’s long-term strategic objectives. Based on the performance compared to these goals and the weightings of each goal, the payout of the 2020-2022 LTIP was at 132% (between target and high levels).

                  Total Shareholder Return vs. FTSE Nareit Equity Health Care Index

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Executive Compensation

Compensation Elements and Results

                  Total Shareholder Return vs. Morgan Stanley (MSCI) US REIT Index

                  Ratio of Net Debt Plus Preferred Stock to Annualized Adjusted EBITDA

2020-2022 LTIP Award Payouts

The table below outlines the long-term incentive earnings opportunities for the 2020-2022 performance period and the payouts that were approved at the Compensation Committee’s February 23, 2023 meeting. These actual amounts are not included in the 2021 or 2022 portion of the “Summary Compensation Table” because the grant date fair value was included in the Summary Compensation Table reporting compensation awarded in 2020.

	2020-2022 Long-Term Incentive Program Opportunities and Payouts(1)
	Threshold (#)	Target (#)	High (#)	Value of Earned Award ($)(2)	Restricted Shares (#)	DER Accrual Payout ($)(3)

Shankh Mitra	29,623	59,240	118,480	6,052,697	79,463	602,321

Timothy G. McHugh	9,780	19,559	39,118	1,980,420	26,000	197,077

Matthew G. McQueen	3,130	6,260	12,520	633,811	8,321	63,070

Ayesha Menon	2,347	4,694	9,388	475,301	6,240	47,298

(1)	Mr. Burkart is not included in this table because he joined Welltower after the grant date.
(2)

Value reported is based on a per share closing price of $76.17 on February 23, 2023, the date the Compensation Committee certified the earned award. The shares issued in settlement of the award vested immediately.

(3)	Represents accrued dividend equivalent right payments for the shares actually earned.

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Executive Compensation

Compensation Elements and Results

2022-2025 Outperformance Program (“2022-2025 OPP”)

In 2019, the Compensation Committee began evaluating the appropriateness of a differentiated program focused on longer-term and more rigorous shareholder value creation than what is provided for under the annual LTIP program. The Compensation Committee considered that Welltower’s competition for talent comes not just from other public REITs, but also from investment banks and private equity firms that offer similar incentive structures, and concluded that, in order to compete for talent, it needed to expand its compensation program. As a result, in December 2021, the Compensation Committee granted one-time performance-based stock option awards (which were described in last year’s proxy statement) in order to acknowledge Welltower’s significant outperformance relative to industry peers during 2021 and provide further incentive to Welltower’s executives and key employees to achieve strong future and sustained financial performance. At that time, the Compensation Committee also decided to grant outperformance program awards for the four-year period covering 2022 through 2025 with the intent of incentivizing Welltower’s senior management team to achieve longer-term and stronger future performance and create significant shareholder value. The Compensation Committee will consider future grants of outperformance program awards if it determines that the 2022-2025 OPP achieves its objectives of significantly increasing shareholder value. No additional programs, however, have been or will be established in 2023 and it is the present intention of the Compensation Committee not to establish another outperformance program until the 2022-2025 OPP concludes.

The 2022-2025 OPP awards are solely determined by performance, which necessitates meeting specific minimum earnings growth and absolute total return criteria in addition to achieving relative total returns over a four-year period that exceeds those of the FTSE Nareit Equity Health Care Index and the broader MSCI US REIT Index. In designing the 2022-2025 OPP, the Compensation Committee considered four key principles.

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Executive Compensation

Compensation Elements and Results

The 2022-2025 OPP performance period is January 1, 2022 through December 31, 2025 and it only pays out if Welltower achieves at least a 9% compounded annual growth rate for Normalized FFO and a 5% TSR compounded annual growth rate during this four-year performance period. If Welltower meets these performance hurdles, then the 2022-2025 OPP award may be earned based on Welltower’s TSR performance for the performance period compared to the indices, as follows: (i) 50% of the award would be earned based on performance compared to the FTSE Nareit Equity Health Care Index and (ii) 50% of the award would be earned based on performance compared to the MSCI US REIT Index. To receive any payout, Welltower’s TSR at the end of the performance period must be at least 100% of at least one of the indices’ return. The maximum award is earned if Welltower’s TSR at the end of the performance period is at least 200% of both indices’ return.

With this design, significant shareholder value creation must occur before any awards are earned. For example, if the goal of the 5% TSR compounded annual growth rate during the 2022-2025 OPP four-year performance period is met, the shareholder value creation during this performance period would be approximately $8.3 billion. Even though the 2022-2025 OPP, like the 2022-2024 LTIP, measures Welltower’s TSR performance against the FTSE Nareit Equity Health Care Index and the MSCI US REIT Index, it differs in several meaningful ways–(i) the 2022-2025 OPP performance period is longer; (ii) the 2022-2025 OPP does not pay out unless Welltower achieves a 9% compounded annual growth rate for Normalized FFO and shareholders achieve at least a 5% TSR compounded annual growth rate; and (iii) Welltower’s TSR must be at least 100% of at least one of the indices to receive any payout. Consequently, the 2022-2025 OPP is uniquely designed with metrics that, if achieved, will create significant shareholder value beyond what is provided under the 2022-2024 LTIP. Further, the 2022-2025 OPP awards, if funded, are paid 100% in equity, creating further alignment of Welltower executives with our investors.

In addition, due to the rigor of the performance goal, the likelihood of achievement upon the grant of these awards was deemed to be improbable and thus no accounting value in respect of the 2022-2025 OPP awards has been included in the Summary Compensation Table.

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Executive Compensation

Compensation Elements and Results

Feature	Traditional LTIP	2022-2025 OPP

Performance-Component	70% of Program	100% of Program

Performance Period	Rolling three-year periods	End-to-end four-year period

Absolute Performance Component	None	Rigorous Normalized FFO growth and Absolute TSR Component (if Welltower delivers less than a 9% Normalized FFO compounded annual growth rate and less than ~$8.3 billion in shareholder value creation, the program does not “turn on”)

Relative Component	Within a range of +/- 600 bps as compared to FTSE Nareit Equity Health Care Index and MSCI US REIT Index	Must outperform FTSE Nareit Equity Health Care Index and/or MSCI US REIT Index by a range of 1-1,000 bps over a four year period)

Equity Denomination	Converted upfront into performance shares/units that may be earned upon conclusion of performance period	Dollar-based pool participation with a cap funded in shares/units at the end of the performance period

Profits Interest Program

In January 2023, Welltower adopted a new program common among its peers and the broader REIT industry, providing for grants of equity incentive awards based on separate classes of units of membership interests in Welltower OP, referred to as “LTIP Units” and “Option Units.” LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, which means that they cannot have any value on the date of grant were Welltower OP to be liquidated on that date. As profits interests, LTIP Units only have value, other than with respect to the right to receive distributions, if the value of the assets of Welltower OP increases between the time of issuance of LTIP Units and the date of a book-up event for partnership tax purposes. Option Units are also structured as “profits interests,” except that they also have an implied purchase price comparable to an option exercise price. At the time of a book-up event, asset gains are allocated to all outstanding units as provided under the governing documents of Welltower OP. Once Option Units have vested, they may be converted into LTIP Units, after taking into account the implied purchase price for the Option Units. As a result, the conversion ratio from Option Units to LTIP Units will always be less than 1 to 1. Once LTIP Units have been allocated value equivalent to the OP Class A common units of Welltower OP, the LTIP Units may be converted, subject to the satisfaction of all applicable vesting conditions, on a one-for-one basis into Class A common units. Class A common units are exchangeable by the holder for cash or, at Welltower’s election, on a one-for-one basis into shares of Welltower common stock. Neither Option Units nor LTIP Units may be exchanged for cash or Welltower common stock.

LTIP Units and Option Units are intended to offer Welltower executives similar long-term incentives as RSUs (in the case of LTIP Units) and stock options (in the case of Option Units). This program is being offered to Welltower executives as an alternative to Welltower’s established annual long-term incentive programs and does not provide any additional equity awards.

When Welltower adopted this profits interest program, executives (including our NEOs) were eligible to elect to exchange, on a one-for-one basis, certain of their then-outstanding PSUs or RSUs for awards of LTIP Units, and their then-outstanding stock options for awards of Option Units. All exchanged awards remained subject to the same vesting and other material terms and conditions as those that applied to the original awards.

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Executive Compensation

Other Compensation Information

Benefits and Perquisites

We provide very limited perquisites to our executive officers and do not view them as a significant element of our compensation program. The following summarizes various benefits and perquisites received by the NEOs.

NEOs are eligible to participate in the same benefit programs as all other Welltower employees, including health and dental insurance, group life insurance, short- and long-term disability coverage, partial reimbursement of health club/ gym membership fees, Welltower’s tax-qualified retirement plan and trust (the “401(k) Plan”) and the Employee Stock Purchase Program.

In 2022, Welltower paid for executive physicals on behalf of Mr. Mitra, Mr. McHugh, and Mr. Burkart.

The Compensation Committee reviews Welltower’s policies with respect to perquisites on a regular basis.

OTHER COMPENSATION INFORMATION

Hedging Policy

Welltower’s directors, executive officers and its other employees are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities.

Clawback Policy

If the misconduct of an executive officer or certain other covered officers (each, a “Covered Officer”) contributes (either directly or indirectly) to Welltower’s non-compliance with or error regarding any financial reporting requirement and results in an obligation to restate Welltower’s financial statements, then the Compensation Committee may require the Covered Officer to repay to Welltower that part of the incentive compensation received by or awarded to such Covered Officer during or after the period covered by the financial restatement that the Compensation Committee determines was in excess of the amount that such Covered Officer would have received or will receive had such incentive compensation been calculated or awarded based on the financial results reported in the restated financial statement. In addition, if an action or omission by a Covered Officer (1) constitutes a material violation of Welltower’s Code of Business Conduct & Ethics or other Welltower policy or (2) results in material financial or reputational harm to Welltower, then the Compensation Committee may require the Covered Officer to repay to Welltower incentive compensation received by or awarded to such Covered Officer. The amount and form of the compensation to be recouped is to be determined by the Compensation Committee in its sole discretion.

Welltower intends to update or supplement its clawback policy as necessary to comply with listing standards proposed by the NYSE implementing the SEC’s recently finalized Exchange Act Rule 10-D-1 in the form approved by the SEC.

Ownership Guidelines

Each executive officer is required to own shares of Welltower’s common stock with a fair market value of at least three times his or her annual base salary (six times for the CEO). Executive officers have five years from the date in which they are subject to the guidelines to achieve the required ownership level. No NEO has been in his or her role for five years other than Mr. McQueen (who satisfies the ownership guidelines). Each other NEO is on track to satisfy the relevant ownership guideline before his or her deadline.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to Welltower regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Code. In general, Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted annually by Welltower with respect to certain “covered employees,” which includes all of its current NEOs. The Compensation Committee believes in the importance of providing competitive compensation packages in order to attract and retain capable

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Executive Compensation

Compensation Committee Report

employees, including “covered employees,” has sought to maintain flexibility in compensating its employees, including its executives, and is committed to maintaining a strong link between Welltower’s performance and the pay of its employees, especially its executives. As a result, Welltower has not adopted a policy requiring that all compensation be deductible under the Code, including Section 162(m) of the Code.

Because Welltower operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent Welltower distributes at least 90% of its REIT taxable income, the substantially greater limits on deductibility imposed under Section 162(m) in 2018 and later years has not had, and is expected in the future not to have, material adverse consequences for Welltower’s after-tax financial performance. If in the future restrictions on deductibility under Section 162(m) becomes an issue for Welltower, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to pay compensation not exempt from these limits where it considers such compensation appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in Welltower’s Annual Report on Form 10-K for the year ending December 31, 2022, and this Proxy Statement.

Submitted by the Compensation Committee

Philip L. Hawkins, Chair

Dennis G. Lopez

Johnese M. Spisso

Kathryn M. Sullivan

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE

The table below presents the total compensation of the NEOs for each indicated year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total Compensation ($)

Shankh Mitra Chief Executive Officer	2022	1,150,044	7,754,249	2,700,000	2,634,267	28,375	14,266,935
	2021	1,000,039	5,999,991	1,500,088	3,920,000	333,592	12,753,710
	2020	767,516	6,528,380	—	1,852,490	409,048	9,557,434

Timothy G. McHugh Executive Vice President - Chief Financial Officer	2022	675,026	3,728,158	350,009	1,159,650	23,650	5,936,493
	2021	600,000	2,703,156	297,002	1,764,000	14,250	5,378,408
	2020	600,000	2,625,544	—	1,086,750	14,250	4,326,544

John F. Burkart(1) Executive Vice President - Chief Operating Officer	2022	600,000	2,584,822	900,000	1,010,550	26,800	5,122,172
	2021	273,076	903,391	—	634,438	—	1,810,905

Matthew G. McQueen Executive Vice President - General Counsel & Corporate Secretary	2022	575,022	1,633,839	—	658,567	15,250	2,882,678
	2021	550,021	850,158	150,001	1,045,000	14,250	2,609,430
	2020	480,000	840,320	—	557,100	14,250	1,891,670

Ayesha Menon Executive Vice President - Wellness Housing & Development	2022	565,022	1,166,672	172,519	625,926	15,250	2,545,389
	2021	550,021	850,158	150,001	1,023,000	14,250	2,587,430
	2020	425,000	630,135	—	493,266	3,542	1,551,943

(1)	No 2020 compensation information is provided for Mr. Burkart because was not an NEO during that year.
(2)	Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the performance-based and time-based stock awards.

	2020–2022 LTIP			2021–2023 LTIP			2022–2024 LTIP
		Performance-Based			Performance-Based			Performance-Based
Grant Date Fair Value for Stock Awards Name	Time- Based ($)	Target ($)	Maximum ($)	Time- Based ($)	Target ($)	Maximum ($)	Time- Based ($)	Target ($)	Maximum ($)

Shankh Mitra	1,705,739	4,822,641	9,645,283	749,953	5,250,038	7,875,057	—	7,754,249	21,980,265

Timothy G. McHugh	696,607	1,928,937	3,857,873	603,052	2,100,104	3,150,156	712,489	3,015,669	8,548,221

John F. Burkart	n/a	n/a	n/a	271,020	632,371	948,557	—	2,584,822	7,326,973

Matthew G. McQueen	222,943	617,377	1,234,753	150,058	700,100	1,050,150	427,493	1,206,346	3,419,488

Ayesha Menon	167,207	462,928	925,856	150,058	700,100	1,050,150	175,641	991,031	2,809,191

For valuation assumptions, refer to note 15 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2022. For the PSUs granted under the 2022-2024 LTIP, also refer to the relevant section of the Compensation Discussion and Analysis at pages 53-54.

(3)

Amounts set forth in this column represent the grant date fair value of stock options under the 2022-2024 LTIP calculated in accordance with FASB ASC Topic 718 (see below and pages 53-55 for additional information regarding this program). For additional information regarding valuation assumptions, refer to note 15 to the consolidated financial statement in our annual report on Form 10-K for the year ended December 31, 2022.

In addition to the equity awards under the 2022-2024 LTIP granted on January 12, 2022, Messrs. Mitra, McHugh, Burkart and McQueen and Ms. Menon received 2022-2025 OPP performance-based restricted stock unit awards on January 17, 2022. The 2022-2025 OPP performance period is January 1, 2022 through December 31, 2025. If Welltower achieves at least a 9% compounded annual growth rate for Normalized FFO per share and a 5% TSR compounded annual growth rate during this four-year performance period, then the OPP award may be earned based on Welltower’s TSR performance for the period compared to the indices, as follows: (i) 50% of the award would be earned based on performance compared to the FTSE Nareit Equity Health Care Index and (ii) 50% of the award would be earned based on performance compared to the MSCI US REIT Index. To receive any payout, Welltower’s TSR at the end of the performance period must be at least 100% of at least one of the indices’ return. The maximum award is earned if Welltower’s TSR at the end of the performance period is at least 200% of both indices’ return. The likelihood of meeting this goal was improbable as of December 31, 2022, and, therefore, we have not recognized any related expense during 2022 and there is no value included for these awards in the Summary Compensation Table. If the performance condition is met, the grant date fair values of these awards are $7,637,886 (Mr. Mitra), $3,624,763 (Mr. McHugh), $3,624,763 (Mr. Burkart), $1,032,635 (Mr. McQueen), and $776,747 (Ms. Menon), respectively.

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Executive Compensation Tables

Summary Compensation Table

(4)	“All Other Compensation” includes the following:

Name	Welltower Contribution to 401(k) Plan ($)	Executive Physical($)(a)	Total ($)

Shankh Mitra	15,250	13,125	28,375

Timothy G. McHugh	15,250	8,400	23,650

John F. Burkart	15,250	11,550	26,800

Matthew G. McQueen	15,250	—	15,250

Ayesha Menon	15,250	—	15,250

(a)

See “Compensation Discussion and analysis – Benefits and Perquisites” for additional information regarding the executive physicals paid for by Welltower on behalf of Mr. Mitra, Mr. McHugh, and Mr. Burkart. All of the NEOs other than Ms. Menon participated in Welltower’s medical benefits program available to all other Welltower employees. Ms. Menon opted not to receive medical benefits from Welltower.

2022 GRANTS OF PLAN-BASED AWARDS TABLE

The table below provides information regarding grants of awards to the NEOs under Welltower’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Shares of Stock Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)

Shankh Mitra	—		1,150,000	2,300,000	4,600,000
	1/12/2022	(2)				22,290	74,293	208,020				7,754,249
	1/17/2022	(3)				—	276,735	—				—
	1/12/2022	(4)							—	128,694	86.31	2,700,000

Timothy G. McHugh	—		506,250	1,012,250	2,025,000
	1/12/2022	(2)				8,670	28,893	80,900				3,015,669
	1/17/2022	(3)				—	131,332	—				—
	1/12/2022	(5)							8,255	—	—	712,489
	1/12/2022	(4)							—	16,683	86.31	350,009

John F. Burkart	—		450,000	900,000	1,800,000
	1/12/2022	(2)				7,431	24,765	69,342				2,584,822
	1/17/2022	(3)				—	131,332	—				—
	1/12/2022	(4)							—	42,898	86.31	900,000

Matthew G. McQueen	—		287,500	575,000	1,150,000
	1/12/2022	(2)				3,468	11,558	32,362				1,206,346
	1/17/2022	(3)				—	37,523	—				—
	1/12/2022	(5)							4,953	—	—	427,493

Ayesha Menon	—		282,500	565,000	1,130,000
	1/12/2022	(2)				2,850	9,495	26,586				991,031
	1/17/2022	(3)				—	28,143	—				—
	1/12/2022	(5)							2,035	—	—	175,641
	1/12/2022	(4)							—	8,223	86.31	172,519

(1)

Represents annual incentive program earnings opportunity for 2022. The actual amount earned by each of the NEOs under the annual incentive program in 2022 was paid in 2023 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

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Executive Compensation Tables

2022 Grants of Plan-Based Awards Table

(2)

Represents long-term incentive earnings opportunity for performance under the 2022-2024 LTIP. The performance measures under this program will be evaluated in early 2025 after the close of the performance period on December 31, 2024. Any performance award earned will be settled in shares following such evaluation (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See pages 53-55 for additional information regarding the 2022-2024 LTIP.

(3)

Represents long-term incentive earnings opportunity for performance under the 2022-2025 OPP. The performance measures under this program will be evaluated in early 2026 after the close of the performance period on December 31, 2025. Any performance award earned will be settled in shares following such evaluation (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). The likelihood of meeting this goal was improbable as of December 31, 2022, and, therefore, we have not recognized any related expense during 2022 and there is no value included for these awards. See pages 57-59 for additional information regarding the 2022-2025 OPP.

(4)

Represents time-based stock options granted under the 2022-2024 LTIP on January 12, 2022 with an exercise price of $86.31, the closing price of Welltower’s common stock on the date of grant. The stock options vest and become exercisable in four equal installments on January 15, 2023, 2024, 2025 and 2026. The grant date fair value is based on the Black-Scholes value of $20.98 on the date of the grant. See pages 53-55 for additional information regarding the 2022-2024 LTIP.

(5)

Represents time-based RSUs granted under the 2022-2024 LTIP on January 12, 2022. The units vest in four equal installments on January 15, 2023, 2024, 2025 and 2026. The grant date fair value is based on a per share grant price of $86.31, the closing price of Welltower’s common stock on January 12, 2022. See pages 53-55 for additional information regarding the 2022-2024 Long-Term Incentive Program.

(6)

Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see notes 2 and 3 to the Summary Compensation Table.

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides information regarding outstanding equity-based awards granted to the NEOs under Welltower’s long-term incentive plans that were outstanding as of December 31, 2022.

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options Exercisable (#)	# of Shares of Stock Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date

Shankh Mitra	2/16/21	8,374	548,916	(1)
	12/4/20	2,434	159,549	(2)
	2/14/20	7,799	511,224	(2)
	2/14/19	2,421	158,697	(3)
	2/16/21				82,084	5,380,606	(4)
	1/12/22				74,293	4,869,906	(5)
	1/17/22				276,735	18,139,979	(6)
	2/16/21							102,465	—	(7)	67.17	2/16/2031
	12/13/21							246,184	—	(8)	83.44	12/13/2031
	1/12/22							128,694	—	(9)	86.31	1/12/2032

Timothy G. McHugh	1/12/22	8,255	541,115	(10)
	2/16/21	6,734	441,414	(1)
	2/14/20	3,900	255,645	(2)
	9/4/19	1,251	82,003	(3)
	2/14/19	364	23,795	(3)
	2/16/21				32,835	2,152,334	(4)
	1/12/22				28,893	1,893,936	(5)
	1/17/22				131,332	8,608,813	(6)
	2/16/21							20,287	—	(7)	67.17	2/16/2031
	12/13/21							123,092	—	(8)	83.44	12/13/2031
	1/12/22							16,683	—	(9)	86.31	1/12/2032

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Executive Compensation Tables

2022 Outstanding Equity Awards at Fiscal Year-end Table

		Stock Awards
Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)		# of Shares of Stock Underlying Unexercised Options Exercisable (#)	# of Shares of Stock Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date

John F. Burkart	7/19/21	2,407	157,779	(1)
	7/19/21				6,781	444,495	(4)
	1/12/22				24,765	1,623,346	(5)
	1/17/22				131,332	8,608,813	(6)
	12/13/21							61,546	—	(8)	83.44	12/13/2031
	1/12/22							42,898	—	(9)	86.31	1/12/2032

Matthew G. McQueen	1/12/22	4,953	324,669	(10)
	2/16/21	1,676	109,862	(1)
	2/14/20	1,248	81,806	(2)
	2/14/19	646	42,345	(3)
	2/16/21				10,946	717,510	(4)
	1/12/22				11,558	757,627	(5)
	1/17/22				37,523	2,459,633	(6)
	2/16/21							10,246	—	(7)	67.17	2/16/2031
	12/13/21							39,389	—	(8)	83.44	12/13/2031

Ayesha Menon	1/12/22	2,035	133,394	(10)
	2/16/21	1,676	109,862	(1)
	2/14/20	936	61,355	(2)
	5/13/19	483	31,661	(3)
	5/6/19	2,632	172,528	(11)
	2/16/21				10,946	717,510	(4)
	1/12/22				9,495	622,397	(5)
	1/17/22				28,143	1,844,774	(6)
	2/16/21							10,246	—	(7)	67.17	2/16/2031
	12/13/21							24,618	—	(8)	83.44	12/13/2031
	1/12/22							8,223	—	(9)	86.31	1/12/2032

(1)

Based on a share price of $65.55, the closing price of Welltower’s common stock on December 30, 2022 (the last trading day in 2022). On each of January 15, 2023, 2024 and 2025, one-third of the time-based RSUs granted under the 2021-2023 Long-Term Incentive Program will vest.

(2)

Based on a share price of $65.55, the closing price of Welltower’s common stock on December 30, 2022 (the last trading day in 2022). On each of January 15, 2023, and 2024, one-half of the remaining unvested time-based RSUs granted under the 2020-2022 Long-Term Incentive Program will vest.

(3)	Based on a share price of $65.55, the closing price of Welltower’s common stock on December 30, 2022 (the last trading day in 2022). These shares of restricted stock vested on January 15, 2023.
(4)

Based on a share price of $65.55, the closing price of Welltower’s common stock on December 30, 2022 (the last trading day in 2022). The number and market or payout value of the performance-based awards under the 2021-2023 Long-Term Incentive Program are based on threshold performance because corporate performance in the second year of the three-year performance period was below threshold. See page 55 for additional information regarding the 2021-2023 Long-Term Incentive Program.

(5)

Based on a share price of $65.55, the closing price of Welltower’s common stock on December 30, 2022 (the last trading day in 2022). The number and market or payout value of the performance-based awards under the 2022-2024 LTIP are based on threshold performance because corporate performance in the first year of the three-year performance period was below threshold. See pages 53-55 for additional information regarding the 2022-2024 LTIP.

(6)

Based on a share price of $65.55, the closing price of Welltower’s common stock on December 30, 2022 (the last trading day in 2022). This award under the 2022-2025 OPP only provides for a single payout amount.

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Executive Compensation Tables

2022 Option Exercises and Stock Vested Table

(7)

Based on a share price of $65.55, the closing price of Welltower’s common stock on December 30, 2022 (the last trading day in 2022). On each of January 15, 2023, 2024 and 2025, one-third of the stock options vest and become exercisable under the 2021-2023 Long-Term Incentive Program on February 16, 2021.

(8)

Represents performance-based stock options granted on December 13, 2021. If we achieve a Normalized FFO compounded annual growth rate of 10.5% for the three-year performance period of January 1, 2022 to December 31, 2024, then the stock options vest 50% on February 1, 2025, 25% on December 13, 2025, and 25% on December 25, 2026. If the performance is not met, the stock options will not vest.

(9)

Represents time-based stock options granted under the 2022-2024 LTIP on February 16, 2021. The stock options vest and become exercisable in four equal installments on January 15, 2023, 2024, 2025 and 2026.

(10)

Based on a share price of $65.55, the closing price of Welltower’s common stock on December 30, 2022 (the last trading day in 2022). On each of January 15, 2023, 2024, 2025 and 2026, one-fourth of the time-based RSUs granted under the 2022-2024 LTIP will vest.

(11)	Based on a share price of $65.55, the closing price of Welltower’s common stock on December 30, 2022 (the last trading day in 2022). These shares of restricted stock vested on January 15, 2024.

2022 OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2022 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)

Shankh Mitra	—	—	37,472	3,408,188

Timothy G. McHugh	—	—	23,967	2,128,384

John F. Burkart	—	—	803	71,250

Matthew G. McQueen	—	—	10,208	927,063

Ayesha Menon	—	—	7,179	637,632

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CORPORATE CONTROL

Employment Agreements

Welltower does not have employment agreements with Mr. McHugh, Mr. Burkart, Mr. McQueen or Ms. Menon. Welltower’s policy is not to enter into any employment agreements in the future with any employee other than the Chief Executive Officer.

Employment Agreement with Shankh Mitra

On May 19, 2021, Welltower entered into an employment agreement with Shankh Mitra, its Chief Executive Officer.

If Mr. Mitra’s employment is terminated by Welltower without “cause” or he resigns for “good reason” (each as defined in Mr. Mitra’s employment agreement), he will receive: (i) a cash severance payment equal to the sum of two times (a) his then-current annual base salary plus and (b) his target annual cash bonus opportunity, payable in installments over a period of twenty-four months, (ii) a pro-rated annual bonus for the year of termination based on Welltower’s actual performance, (iii) continued COBRA coverage for so long as such coverage is elected at the same after-tax cost to him as if he were an active employee, (iv) full vesting of all of his outstanding time-based stock awards, and (v) treatment of all of his outstanding performance stock awards in accordance with the terms and conditions under which the awards were granted, except that Mr. Mitra’s outstanding stock options will remain exercisable for a period of no less than 18 months following his termination of employment.

If Mr. Mitra’s employment is (i) terminated by Welltower without cause or he resigns for good reason upon or within 24 months following a “change in corporate control” (as defined in Welltower’s 2022 Long-Term Incentive Plan) or (ii) terminated by Welltower without cause within three months of a change in corporate control or at any time prior to the occurrence of a change in corporate control at the request or direction of any person or group who obtains control of Welltower as a result of the occurrence of a change in corporate control, he will also be entitled to severance benefits. However, in such a case, (a) all of his outstanding performance stock awards will become vested based upon a determination of Welltower’s actual achievement of performance goals immediately prior to the occurrence of the change of corporate control (unless otherwise provided in the applicable award agreement) and (b) the severance payments will be paid in a lump sum in an amount equal to the present value of the sum of three times (1) his then-current annual base salary and (2) the average of the annual bonuses paid to him for the last three fiscal years.

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Executive Compensation Tables

Potential Payments Upon Termination or Change in Corporate Control

Any severance payments or benefits only become payable if Mr. Mitra provides an effective release of claims in favor of Welltower and its affiliates and complies with a number of restrictive covenants, including a non-competition covenant, that are intended to protect the business of Welltower during any period that he is receiving severance payments or benefits.

Summary of Potential Payments for Named Executive Officers

Shankh Mitra

Vesting of Incentive Awards

The performance awards granted to Mr. Mitra under, the 2020-2022 LTIP, the 2021-2023, and the 2022-2024 LTIP (collectively, the “LTIPs”) will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control. In such a case, Mr. Mitra would receive a pro rata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the date of the change in corporate control. If Mr. Mitra terminates his employment for “good reason” or his employment is terminated without “cause” or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination. In such a case, Mr. Mitra would receive a pro rata portion of the performance awards based on the number of complete months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Mr. Mitra under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to Mr. Mitra under the LTIPs will lapse and all outstanding time-based awards will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) Mr. Mitra is terminated without cause within 12 months following the change in corporate control. If Mr. Mitra terminates his employment for “good reason,” his employment is terminated without “cause” (not within 12 months following a change in corporate control) or upon his death, disability or retirement, the unvested portion of the time-based awards granted to Mr. Mitra will automatically terminate, be forfeited, and become null and void.

Restrictive Covenants

Mr. Mitra’s rights to receive payments or benefits under the LTIPs are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. Mr. Mitra is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

Other Named Executive Officers (Messrs. McHugh, Burkart, and McQueen, and Ms. Menon)

Vesting of Incentive Awards

The performance awards granted to the executive under the LTIPs in which he or she is a participant will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control. In such case, the executive would receive a pro rata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the change in corporate control. If the executive terminates his or her employment for “good reason,” or his or her employment is terminated without “cause” or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination. In such case, the executive would receive a pro rata portion of the performance awards based on the number of complete months that he or she was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by the executive under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under each of the LTIPs in which he or she is a participant will lapse and all outstanding time-based awards will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) the executive is terminated without cause within 12 months following the change in corporate control. If the executive terminates his or her employment for “good reason,” his or her employment is terminated without “cause” (not within 12 months following a change in corporate control), or upon his death, disability or retirement, the unvested portion of the time-based awards granted to the executive will automatically terminate, be forfeited, and become null and void.

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Executive Compensation Tables

Potential Payments Upon Termination or Change in Corporate Control

Restrictive Covenants

The executive’s rights to receive payments or benefits under the LTIPs in which he or she is a participant are subject to the execution of a release of claims in favor of Welltower upon the termination of his or her employment. The executive is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the NEOs in the event they were terminated as of December 31, 2022. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from Welltower.

Name/Type of Termination	Cash Severance ($)(1)	Continued Benefits ($)(2)	Accelerated Vesting of Unvested Equity Compensation ($)(3)	Total ($)

Shankh Mitra

For Cause or Resignation without Good Reason	—	—	—	—

Death or Disability	2,634,267	—	13,995,253	16,629,520

Involuntary Termination without Cause or Resignation for Good Reason	9,534,267	35,037	13,995,253	23,564,557

Involuntary Termination without Cause or Resignation following a Change in Corporate Control	13,385,186	35,037	12,720,699	26,140,922

Timothy G. McHugh

For Cause or Resignation without Good Reason	—	—	—	—

Death or Disability	—	—	5,137,285	5,137,285

Involuntary Termination without Cause or Resignation for Good Reason	1,687,500	20,524	5,137,285	6,845,309

Involuntary Termination without Cause or Resignation following a Change in Corporate Control	3,844,116	30,786	5,479,717	9,354,619

John F. Burkart

For Cause or Resignation without Good Reason	—	—	—	—

Death or Disability	—	—	1,638,553	1,638,553

Involuntary Termination without Cause or Resignation for Good Reason	1,500,000	21,199	1,638,553	3,159,752

Involuntary Termination without Cause or Resignation following a Change in Corporate Control	3,444,709	37,799	1,156,367	4,632,875

Matthew G. McQueen

For Cause or Resignation without Good Reason	—	—	—	—

Death or Disability	—	—	1,786,565	1,786,565

Involuntary Termination without Cause or Resignation for Good Reason	1,150,000	21,199	1,786,565	2,957,764

Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,538,584	31,799	1,966,303	4,536,686

Ayesha Menon

For Cause or Resignation without Good Reason	—	—	—	—

Death or Disability	—	—	1,537,213	1,537,213

Involuntary Termination without Cause or Resignation for Good Reason	1,130,000	2,162	1,537,213	2,669,375

Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,444,023	3,243	1,724,621	4,171,887

(1)

Under Mr. Mitra’s employment agreement, he would be entitled to: (a) on a qualifying change of control termination, a lump sum severance payment equal to the present value of a series of 36 monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate; or (b) on a termination without cause or for good reason, a series of 24 semi-monthly severance payments. The monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average of annual bonuses paid for the last three fiscal years and each semi-monthly payment is 1/24 of the sum of his base salary plus the target annual cash bonus opportunity. This amount also includes the value of his actual 2022 annual bonus as Mr. Mitra would be entitled to a pro rata annual bonus for the year of termination in the case of a termination without cause, a resignation for good reason, or a termination due to death or disability, and (b) the target amount of his 2022 annual bonus as Mr. Mitra he would be entitled to a pro rata amount of his target bonus for the year of termination in the case of a qualifying change of control termination.

Welltower does not have an employment agreement with Mr. McHugh, Mr. Burkart, Mr. McQueen or Ms. Menon. For Mr. McHugh, Mr. Burkart, Mr. McQueen and Ms. Menon, the amounts in this column do not represent contractual entitlements for the applicable NEOs, but instead are reasonable estimates of each NEO’s cash severance payments and benefits based on Welltower’s general discretionary severance practices in

68        WELLTOWER • 2023 Proxy Statement

Executive Compensation Tables

Potential Payments Upon Termination or Change in Corporate Control

connection with each hypothetical termination scenario. These amounts include (a) a lump sum severance payment, on a qualifying change of control termination, equal to the present value of a series of 24 monthly severance payments equal to 1/12 of the sum of his or her base salary plus the average of annual bonuses paid for the last three fiscal years calculated using a discount rate equal to the 90-day treasury rate or (b) a series of 12 semi-monthly severance payments equal to 1/24 of the sum of his base salary plus the target annual cash bonus opportunity.

The amounts for reflected in the table above for an Involuntary Termination without Cause or Resignation following a Change in Corporate Control represent the discounted present value of the monthly payments assuming a 4.42% annual discount rate (the 90-day treasury rate as of December 31, 2022, the assumed date of termination).

(2)

Under Mr. Mitra’s employment agreement, he would be entitled to continued coverage at Welltower’s expense under any group health plan in which he participated at the time of involuntary termination without cause or voluntary termination by him for good reason (whether or not in connection with a change in control). for the period during which he elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost comparable to the cost that Mr. Mitra would have incurred for the same coverage had he remained employed during such period. The monthly cost of such benefits is estimated using the current monthly costs. For purposes of the calculations, we have assumed that Mr. Mitra will elect to receive continuation coverage for 18 months.

Welltower does not have an employment agreement with Mr. McHugh, Mr. Burkart, Mr. McQueen, or Ms. Menon. For each of Mr. McHugh, Mr. Burkart, Mr. McQueen, or Ms. Menon, the amounts in this column represent a reasonable estimate based on continued coverage at Welltower’s expense under any group health plan in which he or she participated at the time of involuntary termination without cause or voluntary termination by him or her for good reason for twelve months (eighteen months when in connection with a change of control). The monthly cost of such benefits is estimated using the current monthly costs.

(3)

For performance awards granted under the 2020-2022 LTIP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2022, the performance period had been completed, so if such a termination occurred on December 31, 2022 and the Compensation Committee determined that an award was earned, the executive would receive 100% of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For performance awards granted under the 2021-2023 LTIP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2022, two-thirds of the performance period had been completed, so if such a termination occurred on December 31, 2022 and the Compensation Committee determined that an award was earned, the executive would receive two-thirds of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards, and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For performance awards granted under the 2022-2024 LTIP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2022, one-third of the performance period had been completed, so if such a termination occurred on December 31, 2022 and the Compensation Committee determined that an award was earned, the executive would receive one-third of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on actual achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For time-based awards granted under the annual LTIPs, in the event the executive terminates his or her employment for good reason, is terminated without cause or upon his or her death, disability or retirement, the unvested portion of the time-based awards granted to the executive under the LTIPs will automatically terminate, be forfeited and be null and void. Note that under Mr. Mitra’s employment agreement, notwithstanding any language to the contrary in the long-term incentive plan, and any other plans, or the applicable award agreement, all time-based awards fully vest in the event of his resignation for good reason or termination without cause. In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to the executive under the LTIPs would lapse and such award would fully vest if (a) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (b) the executive is terminated without cause within 12 months following the change in corporate control. In addition, under his employment agreement, Mr. Mitra is entitled to full vesting of his time-based awards granted under the LTIPs if his employment is terminated without cause or he resigns for good reason within 24 months following the change in corporate control.

For the 2021 Special Stock Options, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, any unvested stock options will automatically terminate, be forfeited and be null and void. In the event of a change in corporate control, any stock options outstanding as of the date of the change in corporate control, shall be considered earned, immediately vest and become fully exercisable if (a) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms (b) the executive is terminated without cause within 12 months following the change in corporate control.

For the 2022-2025 OPP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets following the end of the performance period and such executive would receive a pro-rata portion of the performance awards based on the number of complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2022, one-fourth of the performance period had been completed, so if such a termination occurred on December 31, 2022 and the Compensation Committee determined that an award was earned, the executive would receive one-fourth of the earned award.

WELLTOWER • 2023 Proxy Statement        69

Executive Compensation Tables

Risk Management and Compensation

The assumed share price upon each termination scenario is $65.55, which was the closing price as of December 31, 2022. The assumed per share value of the stock options is (a) $65.55, the closing price as of December 31, 2022, less (b) the exercise price per share of such stock option.

RISK MANAGEMENT AND COMPENSATION

As described above in the Compensation Discussion and Analysis, Welltower’s compensation programs are designed, among other things, to encourage long-term shareholder value creation rather than to maximize short-term shareholder value. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, our compensation policies and practices do not encourage excessive risk-taking and are not likely to have a material adverse effect on Welltower. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•

Balanced pay mix. We provide a balanced mix of base salary, annual cash incentives and long-term equity compensation. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by TSR relative to two indices. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate and long terms.

•

Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of Welltower’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.

•

Long-term incentive grants. Restricted shares and RSUs, which are well-aligned with the interests of shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.

•

Clawback policy. Our executives are subject to a clawback policy, which allows us to recover incentive compensation received by or awarded to executives in the event of certain events, including acts of misconduct by our executives.

•

Stock ownership requirements. The executive officers are subject to stock ownership guidelines based on a multiple of annual base salary, which aligns the interests of management with the interests of long-term shareholders.

To confirm the effectiveness of its approach to compensation, from time to time Welltower reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, Welltower inventories its material plans and programs, with emphasis on incentive compensation plans. Our most recent review indicated that Welltower’s compensation plans are responsible and do not encourage undue risk-taking.

70        WELLTOWER • 2023 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners

BENEFICIAL OWNERSHIP OF MORE THAN 5%

Based upon filings made with the SEC in January and February 2023 (with respect to holdings as of December 31, 2022), the only shareholders known to Welltower to be the beneficial owners of more than 5% of Welltower’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock(6)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	75,690,885	(1)	15%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	49,874,077	(2)	10%

Cohen & Steers, Inc. 280 Park Avenue 10th Floor New York, NY 10017	48,058,043	(3)	10%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	31,130,985	(4)	6%

Wellington Management Group LLC 280 Congress Street Boston, MA 02210	24,071,258	(5)	5%

(1)

In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. shared voting power over 1,075,113 shares, sole dispositive power over 73,339,001 shares, and shared dispositive power over 2,351,884 shares.

(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power over 458,671,112 shares and sole dispositive power over 49,874,077 shares.
(3)

Includes 47,776,436 shares beneficially owned by Cohen & Steers Capital Management, Inc., 247,825 shares beneficially owned by Cohen & Steers UK Limited, 0 shares beneficially owned by Cohen & Steers Asia Ltd., and 33,782 shares beneficially owned by Cohen & Steers Ireland Ltd. Cohen & Steers, Inc. holds a 100% interest in each such entity. Cohen & Steers, Inc. has sole voting power over 34,400,553 shares and sole dispositive power over 48,058,043 shares; Cohen & Steers Capital management, Inc. has sole voting power over 34,287,847 shares and sole dispositive power over 47,776,436 shares; Cohen & Steers UK Limited has sole voting power over 78,924 shares and sole dispositive power over 247,825 shares; Cohen & Steers Asia Limited has sole voting power over 0 shares and sole dispositive power over 0 shares; Cohen & Steers Ireland Limited has sole voting power over 33,782 shares and sole dispositive power over 33,782 shares. The principal address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom, SW1Y 5JH. The principal address for Cohen & Steers Asia Limited is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The principal address for Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.

(4)	In the aggregate, State Street Corporation and its affiliates have shared voting power over 23,135,470 shares and shared dispositive power over 31,087,957 shares.
(5)	In the aggregate, Wellington Management Group LLC and its affiliates have shared voting power over 23,236,286 shares and shared dispositive power over 24,071,258 shares.
(6)	The percentages set forth in the table reflect percentage ownership as of February 28, 2023. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2022.

WELLTOWER • 2023 Proxy Statement        71

Security Ownership of Directors and Management and Certain Beneficial Owners

Beneficial Ownership of Directors and Executive Officers

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, as of February 28, 2023, unless otherwise specified, certain information with respect to the beneficial ownership of shares of Welltower’s common stock by each director of Welltower, each named executive officer, and the directors and executive officers of Welltower as a group. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Unless noted below, each person has sole voting and investment power regarding their shares of Welltower’s common stock. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of Welltower.

To our knowledge, no shares beneficially owned by any director or executive officer have been pledged as security.

Name of Beneficial Owner	Shares Held of Record	Total LTIP Units/Shares Beneficially Owned(1)

Kenneth J. Bacon	16,379	16,379

John F. Burkart	864	1,666	(2)

Karen B. DeSalvo	8,831	8,831

Philip L. Hawkins	4,462	7,034	(3)

Dennis G. Lopez	4,984	4,984

Timothy G. McHugh	23,666	59,433	(4)

Matthew G. McQueen	27,611	39,915	(5)

Ayesha Menon	8,763	18,830	(6)

Shankh Mitra	80,948	196,337	(7)

Ade J. Patton	3,457	3,457

Diana W. Reid	5,989	5,989

Sergio D. Rivera	19,337	19,337

Johnese M. Spisso	8,783	8,783

Kathryn M. Sullivan	6,598	8,648	(8)

All directors and executive officers as a group (15 persons)	230,121	409,072	(9)

(1)

Does not include unvested restricted stock units, deferred stock units or stock options granted to the executive officers or directors that are not scheduled to vest and be settled within 60 days of February 28, 2023. Additionally, does not include restricted units of or options to purchase Class A Common Units of Welltower OP LLC (“OP Units”) granted to the executive officers or directors that are not scheduled to vest and become eligible for conversion, on a one-for-one basis, into shares of Welltower’s common stock within 60 days of February 28, 2023.

(2)	Mr. Burkart’s total shares beneficially owned include 802 OP Units.
(3)	Mr. Hawkins’s total shares beneficially owned include 2,572 OP Units.
(4)

Mr. McHugh’s total shares beneficially owned include 30,194 OP Units, vested options exercisable for 476 net OP Units and 5,071 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options and 26 shares owned by his child.

(5)

Mr. McQueen’s total shares beneficially owned include 9,503 OP Units, vested options exercisable for 240 net OP Units and 2,561 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options.

(6)

Ms. Menon’s total shares beneficially owned include 7,266 OP Units, vested options exercisable for 240 net OP Units and 2,561 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options.

(7)

Mr. Mitra total shares beneficially owned include 87,371 OP Units, vested options exercisable for 2,402 net OP Units, 25,616 shares of Welltower’s common stock that can be acquired through the exercise of vested stock options, and 62 shares owned by his children.

(8)	Ms. Sullivan total shares beneficially owned include 2,050 OP Units.
(9)	Total beneficial ownership represents .0008% of the outstanding shares of common stock of Welltower as of February 28, 2023.

72        WELLTOWER • 2023 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners

Review, Approval or Ratification of Transactions with Related Persons

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between Welltower and its directors, director nominees, executive officers, greater than 5% beneficial owners of Welltower’s common stock, and each of their respective immediate family members. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved since the beginning of Welltower’s last completed fiscal year is or is expected to exceed $100,000, (2) Welltower or any of its subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest.

The policy provides that the Nominating/Corporate Governance Committee reviews transactions subject to the policy and determines whether to approve those transactions. In addition, the Nominating/Corporate Governance Committee has delegated authority to the Chair of the Nominating/Corporate Governance Committee to pre-approve transactions under certain circumstances. In reviewing transactions subject to the policy, the Nominating/Corporate Governance Committee or the Chair of the Nominating/Corporate Governance Committee, as applicable, considers, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Nominating/Corporate Governance Committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:

•

Employment as an executive officer of Welltower, if: (1) the related compensation is required to be reported in Welltower’s proxy statement or (2) the executive officer is not an immediate family member of another executive officer or director of Welltower, the related compensation would be reported in Welltower’s proxy statement if the executive officer was a named executive officer, and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Any compensation paid to a director if the compensation is required to be reported in Welltower’s proxy statement;

•

Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

•

Any charitable contribution, grant or endowment by Welltower or the Welltower Charitable Foundation to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•

Any transaction where the related person’s interest arises solely from the ownership of Welltower’s common stock and all holders of Welltower’s common stock received the same benefit on a pro rata basis (e.g., dividends); and

•

Any transaction with another publicly-traded company where the related person’s interest arises solely from beneficial ownership of more than 5% of Welltower’s common stock and ownership of a non-controlling interest in the other publicly-traded company.

There were no related person transactions identified for 2022.

WELLTOWER • 2023 Proxy Statement        73

General Information

Annual Meeting of Shareholders of Welltower Inc.

Tuesday, May 23, 2023

10:00 a.m. Eastern Time

www.virtualshareholdermeeting.com/WELL2023

Where are Welltower’s principal executive offices located and what is Welltower’s main telephone number?

Welltower’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. Welltower’s telephone number is (419) 247-2800.

Notice of Internet Availability of Proxy Materials

Welltower is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. The Notice contains instructions on how to access Welltower’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice. By making these proxy materials available to shareholders primarily via the Internet, Welltower reduces the printing and delivery costs and the environmental impact of its Annual Meeting. The approximate date on which these materials will be first made available or sent to shareholders is April 12, 2023.

Why am I receiving these materials?

The Board of Directors of Welltower has made these materials available to you or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders.

What is included in these materials?

These materials include this proxy statement for the Annual Meeting and Welltower’s Annual Report for the year ended December 31, 2022.

If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of Welltower’s Annual Report on Form 10-K for the year ended December 31, 2022, including the financial statements and the schedules thereto, as filed with the SEC, is available on Welltower’s website at www.welltower.com or may be obtained without charge by sending a request in writing to Welltower’s Executive Vice President - General Counsel & Corporate Secretary at the address shown above.

What proposals will be voted on at the Annual Meeting and how does the Board recommend I vote?

The following proposals will be voted on at the Annual Meeting:

Proposal	Board’s Recommendation

Election of ten director nominees	FOR each nominee

Ratification of the appointment of Ernst & Young LLP as Welltower’s independent registered public accounting firm for the year ending December 31, 2023	FOR

Approval, on an advisory basis, of the compensation of our named executive officers	FOR

Advisory vote on the frequency of future advisory votes on executive compensation	ONE YEAR

Who may vote at the Annual Meeting?

Shareholders of record at the close of business on April 3, 2023, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of April 3, 2023, Welltower had outstanding 496,294,516 shares of common stock. The common stock constitutes the only class of voting securities of Welltower entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

74        WELLTOWER • 2023 Proxy Statement

General Information

What is the vote required to approve each of the proposals discussed in this Proxy Statement?

The chart below summarizes the voting requirements for the proposals at the Annual Meeting:

Proposals		Required approval

1.	Election of ten director nominees	Majority of votes cast

2.	Ratification of the appointment of Ernst & Young LLP as Welltower’s independent registered public accounting firm for the year ending December 31, 2023	Majority of shares present and entitled to vote

3.	Approval, on an advisory basis, of the compensation of our named executive officers	Majority of shares present and entitled to vote

4.	Advisory vote on the frequency of future advisory votes on executive compensation	Majority of shares present and entitled to vote

If I am a shareholder of record, how can I vote in advance of the virtual Annual Meeting?

A shareholder of record can vote in one of three ways before the Annual Meeting:

Via the Internet: You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.

By telephone: You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.

By mail: If you receive printed copies of the proxy materials by mail, you may vote by proxy by marking, signing, dating and returning your proxy card in the envelope provided.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned without any voting instructions will be voted consistent with the Board’s recommendations.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the Record Date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

If I am a shareholder of record, how can I participate in and vote during the virtual Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on April 3, 2023, or hold a valid proxy for the meeting. If you are a registered holder, you can attend and participate in the virtual Annual Meeting, including to vote, ask questions and to view the list of registered shareholders as of the Record Date, by accessing the Annual Meeting website at www.virtualshareholdermeeting.com/WELL2023. You will need the 16-digit control number found on your Notice, proxy card or voting instruction form. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com before 11:59 p.m. Eastern Time on May 22, 2023, and enter your 16-digit control number. If you are a beneficial holder (meaning you hold your shares in “street name” through a bank, broker, or other intermediary) and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access and participate in the Annual Meeting, vote your shares electronically, and submit questions using the 16-digit control number indicated on that instruction form or Notice. The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin approximately 30 minutes before then. We encourage you to allow ample time for check-in procedures. We have provided a toll-free technical support “help line” for any shareholder who is having challenges logging into or participating in the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Annual Meeting login page.

We will also post a recording of the meeting on our investor relations website, which will be available for replay following the meeting for 365 days.

WELLTOWER • 2023 Proxy Statement        75

General Information

Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

Any shareholder giving a proxy has the right to revoke it any time before it is voted by: (1) submitting a written revocation with the Executive Vice President - General Counsel & Corporate Secretary; (2) submitting a duly executed proxy bearing a later date; or (3) attending and voting online at the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not in and of itself revoke a proxy. A written revocation will not be effective until it has been received by the Executive Vice President - General Counsel & Corporate Secretary.

Who is paying for the cost of this proxy solicitation?

This solicitation is made on behalf of the Board of Directors of Welltower. Welltower is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of Welltower by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. Welltower will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. Welltower will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. Welltower has hired D.F. King to solicit proxies for a fee not to exceed $10,500, plus expenses and other customary charges.

How will votes be tabulated at the Annual Meeting?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Matthew McQueen, Executive Vice President - General Counsel & Corporate Secretary, and Timothy McHugh, Executive Vice President - Chief Financial Officer, have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

How are abstentions and broker non-votes treated?

Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the director nominees (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. Abstentions and broker non-votes (as described below) will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. You may vote “for,” “against” or “abstain” with respect to the ratification of the appointment of EY as independent registered public accounting firm for the year ending December 31, 2023 (Proposal 2), the advisory vote to approve the compensation of our named executive officers (Proposal 3), and the advisory vote to approve the frequency of the advisory vote on executive compensation (Proposal 4). If you elect to abstain on Proposals 2, 3, and 4, the abstention will have the same effect as an “against” vote.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal that is considered “non-routine” under NYSE rules because the broker does not have discretionary voting power for such proposal and has not received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to any “non-routine” proposal for which the broker lacks discretionary authority. We expect Proposal 2 to be the only proposal with respect to which brokerage firms may be able to exercise discretion. Accordingly, we expect there to be no broker non-votes with respect to Proposal 2. Proposals 1, 3 and 4 are expected to be “non-routine” proposals. Any broker non-votes with respect to Proposals 1, 3, and 4 are expected to have no effect on the results. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokerage firms are choosing not to exercise discretionary voting authority so we urge you to please return your proxy card so your vote can be counted for all matters.

Are shareholders entitled to exercise appraisal rights in connection with any matter identified in this proxy statement to be acted upon at the Annual Meeting?

Shareholders will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual Meeting.

76        WELLTOWER • 2023 Proxy Statement

General Information

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Welltower has adopted an SEC-approved procedure called “householding.” Under this procedure, Welltower or a bank or broker, if applicable, delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless Welltower receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.

Shareholders residing at the same address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future, and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, should notify Welltower or, if applicable, their bank or broker. You can also request and Welltower will promptly deliver a separate copy of the Notice by contacting Welltower’s Executive Vice President - General Counsel & Corporate Secretary at the address or phone number shown above. These materials are also available on the Internet at www.welltower.com/proxy.

What is the deadline to submit shareholder proposals or nominate a director for the 2024 Annual Meeting of Shareholders?

Any shareholder proposals intended for inclusion in Welltower’s proxy materials for the 2024 Annual Meeting of Shareholders must be submitted to the Executive Vice President - General Counsel & Corporate Secretary, in writing no later than December 14, 2023. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, under Welltower’s By-Laws, in order for a shareholder to present a proposal for consideration at the 2024 Annual Meeting of Shareholders other than by means of inclusion in Welltower’s proxy materials for such meeting, or to propose a person for appointment as a director, the shareholder must provide a written notice to the Executive Vice President – General Counsel & Corporate Secretary between January 24, 2024 and February 23, 2024. If a shareholder does not meet this deadline, the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and the individuals named in the proxies solicited by the Board for the meeting may use their discretionary voting authority to vote “against” the proposal.

Welltower’s By-Laws permit a shareholder or a group of up to 20 shareholders, owning at least 3% of Welltower’s outstanding shares of capital stock for at least three continuous years to nominate and include in Welltower’s proxy materials director nominees up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the By-Laws. Notice of director nominations submitted under these proxy access By-Law provisions for consideration at the 2024 Annual Meeting of Shareholders must be delivered to the Executive Vice President - General Counsel & Corporate Secretary between November 14, 2023 and December 14, 2023.

In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Executive Vice President - General Counsel & Corporate Secretary no later than March 24, 2024.

WELLTOWER • 2023 Proxy Statement        77

General Information

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.” Our CEO is the principal executive officer (“PEO”). The following table sets forth information concerning the
compensation of our PEOs and other NEOs for each of the fiscal years ending December 31, 2022, 2021, and 2020.

							Value of Initial Fixed $100 Investment Based On:
Year 1	Summary Compensation Table Total for PEO 1 (Shankh Mitra) ($)	Summary Compensation Table Total for PEO 1 (Thomas J. DeRosa) ($)	Compensation Actually Paid to PEO 1 (Shankh Mitra) ($)	Compensation Actually Paid to PEO 1 (Thomas J. DeRosa) ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1 ($)	Total Shareholder Return ($) 2	Peer Group Total Shareholder Return ($) 3	Net Income Attributable to Common Stockholders (In thousands) ($) 4	Normalized FFO per diluted share ($) 5

2022	14,266,935	—	4,594,060	—	4,121,683	2,332,916	89.10	99.68	141,214	3.35

2021	12,753,710	—	22,832,893	—	3,096,543	4,770,374	113.03	131.78	336,138	3.21

2020	9,557,434	14,589,584	5,302,157	(9,291,262)	2,590,052	1,405,247	82.51	92.00	978,844	3.56

(1)
Amounts represent compensation actually paid to our PEO(s) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined in accordance with SEC rules, which includes the individuals listed in the table below for each fiscal year.

Year	PEO	Non-PEO NEOS

2022	Shankh Mitra	Timothy G. McHugh, John F. Burkart, Matthew G. McQueen, and Ayesha Menon

2021	Shankh Mitra	Timothy G. McHugh, John F. Burkart, Matthew G. McQueen, and Ayesha Menon

2020	Thomas J. DeRosa and Shankh Mitra	Timothy G. McHugh, Matthew G. McQueen, and Ayesha Menon
The dollar amounts reported as “compensation actually paid” are computed in accordance with the requirements of Item 402(v) of Regulation S-K and reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below (with equity values calculated in accordance with FASB ASC Topic 718):

Shankh Mitra, CEO	2022($)	2021($)	2020($)

Summary Compensation Table Total	14,266,935	12,753,710	9,557,434

Less: Fair Value of Awards Reported in the SCT	(10,454,249)	(7,500,079)	(6,528,380)

Change in Fair Value of Awards Granted in Year and Unvested at Year-End	16,794,351	14,018,154	4,703,812

Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	(14,034,634)	2,494,943	(1,752,508)

Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	(1,978,343)	1,066,165	(678,202)

Compensation Actually Paid	4,594,060	22,832,893	5,302,157

Thomas J. DeRosa, Former CEO	2022($)	2021($)	2020($)

Summary Compensation Table Total			14,589,584

Less: Fair Value of Awards Reported in the SCT			(10,501,379)

Change in Fair Value of Awards Granted in Year and Unvested at Year-End			—

Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End			(5,792,299)

Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year			(7,587,168)

Compensation Actually Paid			(9,291,262)

78

WELLTOWER

•
 2023 Proxy Statement

General Information
Pay Versus Performance

Average of Other NEOs	2022($)	2021($)	2020($)

Summary Compensation Table Total	4,121,683	3,096,543	2,590,052
\
Less: Fair Value of Awards Reported in the SCT	(2,634,005)	(1,475,967)	(1,365,328)

Change in Fair Value of Awards Granted in Year and Unvested at Year-End	3,623,751	2,563,124	846,041

Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	(2,531,789)	294,861	(566,973)

Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	(246,724)	291,813	(98,546)

Compensation Actually Paid	2,332,916	4,770,374	1,405,247

(2)
TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.

(3)	Peer group TSR is based on the FTSE Nareit Equity Health Care Index to which we compare our performance in our Form 10-K Stockholder Return Performance Presentation in Item 5.
(4)	The dollar amounts reported represent the amount of net income (or loss) attributable to common stockholders reflected in the Company’s audited financial statements for the applicable year.
(5)
FFO means net income attributable to common stockholders, computed in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), excluding gains (or losses) from the sale of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and non-controlling
interests. Normalized FFO attributable to common stockholders represents FFO adjusted for net gains (or losses) on derivatives and financial instruments, losses on extinguishment of debt, provision for loan losses, income tax benefits, casualty losses, net of recoveries, certain other expenses or income, and normalizing items relating to unconsolidated entities/noncontrolling interests. See Appendix A for a discussion and reconciliation of non-GAAP
measures.

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company utilizes several performance measures to align executive compensation with Company performance. Not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
The NEOs’ pay, particularly the PEO’s, closely tracks with our TSR since, in any year, more than 70 percent of the NEOs’ compensation is comprised of equity awards. The table below shows our PEO’s (for 2020, Mr. DeRosa, and for 2021 and 2022, Mr. Mitra) and the average of our other NEOs’ pay compared to our annual TSR performance and the Peer Group’s TSR performance.

The average of our other NEOs’ pay does not track as closely to our net income attributable to common stockholders and normalized FFO per diluted share. While these measures may be reasonable for operating our business in the short term, our long-term shareholder value is strongly impacted by external factors that management must anticipate and navigate.

WELLTOWER

•
 2023 Proxy Statement
79

General Information
Pay Versus Performance

The table below shows our PEO’s and the average of our other NEOs’ pay compared to our net income attributable to common stockholders.

The table below shows our PEO’s and the average of our other NEOs’ pay compared to our normalized FFO per diluted share performance.

The following table lists the most important financial performance measures used to link compensation actually paid to our NEOs to company performance.

Important Financial Performance Measures

Relative Total Shareholder Return

Normalized FFO per Diluted Share

Adjusted Fixed Charge Coverage

General and Administrative Expense Controls

(Net Debt + Preferred) / Annualized Adjusted EBITDA
When considering pay decisions and payouts, we use normalized FFO per diluted share, Adjusted Fixed Charge Coverage and General and Administrative Expense Controls in our annual incentives to ensure we are operating and growing our business is keeping a solid foundation for the future of the Company.
For our performance-based long-term incentives, in addition to relative TSR, we measure (Net Debt + Preferred) / Annualized Adjusted EBITDA as a financial measure.
For additional insight regarding why we chose these measures, see pages
41-52
for an
in-depth
discussion of our annual incentive measures and pages
53-54
for discussion on our long-term incentive measure.

80

WELLTOWER

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 2023 Proxy Statement

General Information

Pay Ratio

PAY RATIO

In this section, we are providing a comparison of the annual total compensation of Welltower’s median compensated employee to the annual total compensation of our Chief Executive Officer, pursuant to the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. To identify Welltower’s median compensated employee, as well as to determine the annual total compensation of Welltower’s median employee and the Chief Executive Officer, we took the following steps:

•	We considered all employees employed as of December 31, 2022. This population consisted of full-time and part-time employees located in the United States, the United Kingdom, Canada and Luxembourg.

•

To identify the median employee from Welltower’s employee population, we generated a list of all employees and calculated the amount of base salary determined as of December 31, 2022, wages, overtime and cash bonus amounts earned for performance in fiscal 2022 and the aggregate grant date fair value of equity awards granted in fiscal 2022. We used a GBP/USD rate of 1.210159 for employees in the United Kingdom, a CAD/USD rate of 0.738562 for employees in Canada and a EUR/USD rate of 1.073231 for employees in Luxembourg, each of which reflected the applicable exchange rate on December 31, 2022.

•

Once we identified the median employee, we calculated all elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $108,351.

•	With respect to the annual total compensation for the Chief Executive Officer, we used the amount reported in the “Total Compensation” column of the Summary Compensation Table for 2022, $14,266,935.

Based on this information, for 2022 the ratio of the annual total compensation of Mr. Mitra to the annual total compensation of Welltower’s median employee was 132 to 1.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2022, concerning shares of common stock authorized for issuance under all of Welltower’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights			(b) Weighted Average Exercise Price of Outstanding Options and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	3,037,258	(1)	$	80.39	(2)	8,541,876	(3)
Equity compensation plans not approved by shareholders	None			N/A		None
Totals	3,037,258		$	80.39		8,541,876	(3)

(1)

This number reflects the options, RSUs, PSUs and deferred stock units granted under the 2022 Long-Term Incentive Plan. See the footnotes to the “2022 Outstanding Equity Awards at Fiscal Year-End Table” and “2022 Director Compensation Table” for additional information regarding the options, RSUs and deferred stock units.

(2)	This price does not include RSUs, PSUs or deferred stock units granted under the 2022 Long-Term Incentive Plan.
(3)

This number reflects the sum of (a) 10,000,000 shares of common stock reserved for future issuance under 2022 Long-Term Incentive Plan, as reduced by awards issued under the 2022 Long-Term Incentive Plan, and as increased by shares granted under the 2022 Long-Term Incentive Plan that were forfeited, cancelled, surrendered or terminated unexercised and are now available for future issuance under the 2022 Long-Term Incentive Plan, and (b) 1,000,000 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, as reduced by shares issued under such plan.

WELLTOWER • 2023 Proxy Statement        81

General Information

Other Matters

OTHER MATTERS

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the individuals named in the proxy will vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew G. McQueen

Executive Vice President - General Counsel

& Corporate Secretary

82        WELLTOWER • 2023 Proxy Statement

Appendix A—Non-GAAP Financial Measures

We believe that revenues, net income and net income attributable to common stockholders (“NICS”), as defined by U.S. generally accepted accounting principles (“U.S. GAAP”), are the most appropriate earnings measurements. However, we consider Net Operating Income (“NOI”), REVPOR, SS REVPOR, Same Store NOI (“SSNOI”), Funds From Operations attributable to common stockholders (“FFO”), Normalized FFO, EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA these supplemental measures are disclosed on our pro rata ownership basis.

Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties, or transaction costs. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI, IPNOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI, IPNOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties.

REVPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. It is calculated as our pro rata version of total resident fees and services revenues from the income statement divided by average monthly occupied room days. SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means NICS, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO adjusted for certain items detailed

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Appendix A—Non-GAAP Financial Measures

in the reconciliations and described in our earnings press releases for the relevant periods. We believe that Normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare our operating performance between periods or to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and cash equivalents and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, additional other income and other impairment charges. We primarily use these measures to determine our fixed charge coverage ratio, which represents EBITDA and Adjusted EBITDA divided by fixed charges. Fixed charges include total interest and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA and net debt plus preferred stock and dividends to Adjusted EBITDA. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Multi-period amounts may not equal the sum of the individual quarterly amounts due to rounding.

84        WELLTOWER • 2023 Proxy Statement

Appendix A—Non-GAAP Financial Measures

FFO Reconciliation

	Year Ended
(in thousands, except per share information)	December 31, 2020	December 31, 2021	December 31, 2022
Net income (loss) attributable to common stockholders	$978,844	$336,138	$141,214
Depreciation and amortization	1,038,437	1,037,566	1,310,368
Impairments and losses (gains) on real estate dispositions, net	(952,847)	(184,268)	1,459
Noncontrolling interests(1)	(23,968)	(54,190)	56,529
Unconsolidated entities(2)	62,096	85,476	81,560
NAREIT FFO attributable to common stockholders	1,102,562	1,220,722	1,478,072
Normalizing items:
Loss (gain) on derivatives and financial instruments, net	11,049	(7,333)	8,334
Loss (gain) on extinguishment of debt, net	47,049	49,874	680
Provision for loan losses	94,436	7,270	10,320
Incremental interest expense	5,871	—	—
Income tax benefits	—	(6,298)	6,784
Other impairment	146,508	49,241	620
Other expenses	70,335	41,739	101,670
Leasehold termination and leasehold interest adjustment	—	760	64,854
Casualty losses, net of recoveries	—	5,786	10,391
Foreign currency loss (gain)	—	—	2,787
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	6,370	6,777	18,274
Normalized FFO attributable to common stockholders	$1,484,180	$1,368,538	$1,558,270
Average diluted common shares outstanding	417,387	426,841	465,158
Per diluted share data attributable to common stockholders:
Net income (loss)(3)	$2.33	$0.78	$0.30
NAREIT FFO	$2.64	$2.86	$3.18
Normalized FFO	$3.56	$3.21	$3.35

(1)	Represents noncontrolling interests’ share of net FFO adjustments.
(2)	Represents Welltower’s share of net FFO adjustments from unconsolidated entities.
(3)	Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

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Appendix A—Non-GAAP Financial Measures

Leverage and EBITDA Reconciliations

(dollars in thousands)	Three Months Ended December 31, 2021	Three Months Ended December 31, 2022
Net income (loss)	$66,194	$1,798
Interest expense	121,848	140,391
Income tax expense (benefit)	2,051	(4,088)
Depreciation and amortization	284,501	342,286
EBITDA	$474,594	$480,387
Loss (income) from unconsolidated entities	12,174	4,650
Stock-based compensation	2,945	6,569
Loss (gain) on extinguishment of debt, net	(1,090)	87
Loss (gain) on real estate dispositions, net	(11,673)	4,423
Impairment of assets	2,357	13,146
Provision for loan losses, net	(39)	10,469
Loss (gain) on derivatives and financial instruments, net	(830)	258
Other expenses	15,483	24,954
Leasehold interest adjustment(1)	1,400	—
Casualty losses, net of recoveries	4,788	7,377
Total adjustments	25,515	71,933
Adjusted EBITDA	$500,109	$552,320
Interest Coverage Ratios
Interest expense	$121,848	$140,391
Capitalized interest	5,325	9,762
Non-cash interest expense	(5,082)	(4,280)
Total interest	$122,091	$145,873
EBITDA	$474,594	$480,387
Interest coverage ratio	3.89x	3.29x
Adjusted EBITDA	$500,109	$552,320
Adjusted Interest coverage ratio	4.10x	3.79x
Fixed Charge Coverage Ratios
Total interest	$122,091	$145,873
Secured debt principal amortization	16,877	13,989
Total fixed charges	$138,968	$159,862
EBITDA	$474,594	$480,387
Fixed charge coverage ratio	3.42x	3.01x
Adjusted EBITDA	$500,109	$552,320
Adjusted Fixed charge coverage ratio	3.60x	3.45x
Net Debt to EBITDA Ratios
Total debt(2)	$14,242,637	$14,661,552
Less: cash and cash equivalents and restricted cash	(346,755)	(722,292)
Net debt	$13,895,882	$13,939,260
EBITDA Annualized	$1,898,376	$1,921,548
Net debt to EBITDA ratio	7.32x	7.25x
Adjusted EBITDA Annualized	$2,000,432	$2,209,280
Net debt to Adjusted EBITDA ratio	6.95x	6.31x

Notes:

(1)

Represents $14,774,000 of revenues and $16,174,000 of property operating expenses associated with a leasehold portfolio interest relating to 26 properties assumed by a wholly-owned affiliate in conjunction with the Holiday Retirement transaction. Subsequent to the initial transaction, we purchased eight of the leased properties and one of the properties was sold by the landlord and removed from the lease. No rent will be paid in excess of net cash flow relating to the leasehold properties and therefore, the net impact has been excluded from Adjusted EBITDA.

(2)	Includes unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities of related to ASC 842 adoption.

86        WELLTOWER • 2023 Proxy Statement

Appendix A—Non-GAAP Financial Measures

SSNOI Reconciliations

(in thousands)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2022	2021	2022	2021	2022	2021	2022	2021

Net income (loss)	$65,751	$72,192	$95,672	$45,757	$(2,653)	$190,336	$1,798	$66,194

Loss (gain) on real estate dispositions, net	(22,934)	(59,080)	3,532	(44,668)	(1,064)	(119,954)	4,423	(11,673)

Loss (income) from unconsolidated entities	2,884	(13,049)	7,058	7,976	6,698	15,832	4,650	12,174

Income tax expense (benefit)	5,013	3,943	3,065	(2,221)	3,257	4,940	(4,088)	2,051

Other expenses	26,069	10,994	35,166	11,687	15,481	3,575	24,954	15,483

Impairment of assets	—	23,568	—	23,692	4,356	1,490	13,146	2,357

Provision for loan losses, net	(804)	1,383	165	6,197	490	(271)	10,469	(39)

Loss (gain) on extinguishment of debt, net	(12)	(4,643)	603	55,612	2	(5)	87	(1,090)

Loss (gain) on derivatives and financial instruments, net	2,578	1,934	(1,407)	(359)	6,905	(8,078)	258	(830)

General and administrative expenses	37,706	29,926	36,554	31,436	34,811	32,256	41,319	33,109

Depreciation and amortization	304,088	244,426	310,295	240,885	353,699	267,754	342,286	284,501

Interest expense	121,696	123,142	127,750	122,341	139,682	122,522	140,391	121,848

Consolidated NOI	542,035	434,736	618,453	498,335	561,664	510,397	579,693	524,085

NOI attributable to unconsolidated investments(1)	20,142	21,516	23,648	21,180	27,374	20,042	24,950	20,287

NOI attributable to noncontrolling interests(2)	(34,999)	(20,827)	(82,804)	(43,786)	(27,236)	(31,061)	(27,523)	(27,889)

Pro rata NOI	527,178	435,425	559,297	475,729	561,802	499,378	577,120	516,483

Non-cash NOI attributable to same store properties	(13,526)	(13,662)	(22,628)	(4,477)	(21,173)	(15,413)	(16,075)	(12,495)

NOI attributable to non-same store properties	(123,498)	(33,467)	(117,823)	(91,094)	(135,000)	(102,264)	(146,465)	(121,643)

Currency and ownership adjustments(3)	1,074	668	1,696	256	4,148	2,771	5,299	582

Normalizing adjustments, net(4)	(2,303)	(31,685)	(14,780)	(7,061)	(2,961)	(4,967)	900	(10,154)

Same store NOI (SSNOI)	$388,925	$357,279	$405,762	$373,353	$406,816	$379,505	$420,779	$372,773

Seniors housing operating	$142,019	$119,923	$154,230	$133,684	$152,204	$129,480	$185,121	$144,510

Seniors housing triple-net	82,902	77,531	84,320	76,692	82,561	81,283	104,459	100,166

Outpatient medical	102,631	99,885	101,848	99,372	105,460	104,020	108,362	106,145

Health system	39,069	38,023	42,954	41,804	43,849	42,674	—	—

Long-term/post-acute care	22,304	21,917	22,410	21,801	22,742	22,048	22,837	21,952

Total SSNOI	$388,925	$357,279	$405,762	$373,353	$406,816	$379,505	$420,779	$372,773

								Average

Seniors housing operating SSNOI Growth	18.4%		15.4%		17.6%		28.1%	19.9%

(1)	Represents Welltower’s interests in joint ventures where Welltower is the minority partner.
(2)	Represents minority partners’ interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove NOI related to certain leasehold properties.
(3)	Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4)	Includes other adjustments as described in the respective Supplements.

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Appendix A—Non-GAAP Financial Measures

SHO SS REVPOR YOY Growth Reconciliation

(in thousands, except SS REVPOR/unit)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2022	2021	2022	2021	2022	2021	2022	2021	Average

Consolidated SHO revenues	$996,612	$726,402	$1,071,210	$742,549	$1,072,600	$839,519	$1,104,995	$904,780

Unconsolidated SHO revenues attributable to WELL(1)	49,108	43,214	51,456	44,966	53,953	45,770	56,808	47,678

SHO revenues attributable to noncontrolling interests(2)	(75,741)	(58,529)	(121,704)	(59,347)	(64,800)	(73,193)	(66,657)	(74,894)

SHO pro rata revenues(3)	969,979	711,087	1,000,962	728,168	1,061,753	812,096	1,095,146	877,564

Non-cash revenues on same store properties	(562)	(849)	(613)	(571)	(556)	(556)	(556)	(556)

Revenues attributable to non-same store properties	(289,029)	(98,717)	(306,259)	(100,881)	(359,059)	(172,264)	(292,902)	(138,259)

Currency and ownership adjustments(4)	(394)	(68)	1,989	(2,682)	5,707	(191)	9,897	1,068

Normalizing adjustment for government grants(5)	—	—	—	—	—	—	—	(3,011)

Other normalizing adjustments(6)	—	—	—	—	—	—	—	(242)

SHO SS revenues(7)	$679,994	$611,453	$696,079	$624,034	$707,845	$639,085	$811,585	$736,564

Avg. occupied units/month(8)	40,908	38,479	41,469	38,854	42,260	40,187	51,251	49,987

SHO SS REVPOR(9)	$5,618	$5,370	$5,611	$5,368	$5,538	$5,258	$5,235	$4,872

SS REVPOR YOY growth	4.6%		4.5%		5.3%		7.5%		5.5%

(1)	Represents Welltower’s interests in joint ventures where Welltower is the minority partner.
(2)	Represents minority partners’ interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove revenues related to certain leasehold properties.
(3)	Represents SHO revenues at Welltower pro rata ownership.
(4)	Includes, where appropriate, adjustments to reflect consistent property ownership percentages and currency.
(5)

Represents normalizing adjustment for amounts recognized in revenues related to the Health and Human Services Provider Relief Fund in the United States and similar programs in the United Kingdom and Canada.

(6)	Represents aggregate normalizing adjustments which are individually less than .50% of SSNOI growth.
(7)	Represents SS SHO revenues at Welltower pro rata ownership.
(8)	Represents average occupied units for SS properties on a pro rata basis.
(9)	Represents pro rata SS average revenues generated per occupied room per month.

88        WELLTOWER • 2023 Proxy Statement

WELL

LISTED

NYSE

www.welltower.com

4500 Dorr Street
Toledo, Ohio 43615-4040
877.670.0070
419.247.2800

WELLTOWER INC. 4500 DORR STREET TOLEDO, OHIO 43615 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Prior to the Virtual Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Virtual Annual Meeting - Go to www.virtualshareholdermeeting.com/WELL2023 VOTE BY INTERNET DURING THE VIRTUAL ANNUAL MEETING To participate in the virtual meeting, including to vote, ask questions and to view the list of registered shareholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/WELL2023. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the below page) available and follow the instructions. The meeting webcast will begin promptly at 10:00 A.M. Eastern Time. Online check-in will begin approximately 15 minutes before then and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting please call 1-800-586-1548 (toll free) or 303-562-9288 (international) for assistance. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Welltower Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you have not voted via the Internet or by telephone, detach and return the bottom portion in the enclosed envelope. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V08950-P92110 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WELLTOWER INC. The Board of Directors recommends you vote FOR each nominee in Item 1 and FOR Items 2, 3 and 1 YEAR on Item 4: Company Proposals 1. Election of Directors Nominees: For Against Abstain 1a. Kenneth J. Bacon 1b. Karen B. DeSalvo 1c. Philip L. Hawkins 1d. Dennis G. Lopez 1e. Shankh Mitra 1f. Ade J. Patton 1g. Diana W. Reid 1h. Sergio D. Rivera 1i. Johnese M. Spisso 1j. Kathryn M. Sullivan For Against Abstain 2. The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2023. 3. The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the 2023 Proxy Statement. 1 Year 2 Years 3 Years Abstain 4. An advisory vote on the frequency of future advisory votes on executive compensation. NOTE: The proxies named on the reverse side of this proxy card are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2023 Notice of Annual Meeting of Shareholders and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com. V08951-P92110 WELLTOWER INC. Virtual Annual Meeting of Shareholders May 23, 2023 10:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Matthew G. McQueen and Timothy G. McHugh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WELLTOWER INC. that the undersigned is/are entitled to vote at the Virtual Annual Meeting of Shareholders to be held at 10:00 A.M. Eastern Time on Tuesday, May 23, 2023 in a virtual format, at www.virtualshareholdermeeting.com/WELL2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Virtual Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). Continued and to be marked, dated and signed on reverse side